Exhibit 99.1

ITEM 6. SELECTED FINANCIAL AND OPERATING INFORMATION

       The following table sets forth selected financial and operating information for Gables Realty Limited Partnership for each of the five years in the period ended December 31, 2002 which has been updated to reflect (i) the application of the requirements of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to the sale of an apartment community in February 2003 that requires the results of the operations of this apartment community be retroactively reclassified as discontinued operations in all periods presented; and (ii) the adoption of SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections," in the first quarter of 2003 that results in the reclassification of the loss from the May 2002 early extinguishment of debt from extraordinary items to unusual items within continuing operations in our consolidated statements of operations.  These reclassifications have no effect on reported net income available to common unitholders in any prior period..  Refer to Notes 5 and 14 in our consolidated financial statements. The following information should be read in conjunction with our consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this report.

GABLES REALTY LIMITED PARTNERSHIP
SELECTED FINANCIAL AND OPERATING INFORMATION
(Amounts in Thousands, Except Property and Per Unit Data)

	2002	2001	2000	1999	1998
Operating Information:
Rental revenues	$ 207,899	$ 213,552	$ 209,156	$ 213,762	$ 192,535
Other property revenues	11,741	11,946	11,801	11,634	9,611
Total property revenues	219,640	225,498	220,957	225,396	202,146
Other revenues	16,704	16,066	16,821	19,377	10,459
Total revenues	236,344	241,564	237,778	244,773	212,605

Property operating and maintenance
(exclusive of items shown separately below)	78,354	74,147	72,029	75,160	67,723
Depreciation and amortization	48,420	46,434	42,592	44,250	39,191
Property management (owned and third party)	12,897	11,137	10,007	8,893	7,977
Ancillary services	5,236	5,806	4,916	8,068	2,698
Interest expense and credit enhancement fees	43,656	43,663	44,473	43,246	39,167
Amortization of deferred financing costs	1,336	1,038	895	919	984
General and administrative	7,377	7,209	7,154	5,796	6,242
Unusual items (a)	1,687	8,847	-	2,800	5,637
Total expenses	198,963	198,281	182,066	189,132	169,619

Income from continuing operations before equity in income
of joint ventures and gain on sale	37,381	43,283	55,712	55,641	42,986
Equity in income of joint ventures	2,900	242	399	478	359
Gain on sale of previously depreciated operating real estate assets	17,906	34,110	28,622	9,116	-.
Gain (loss) on sale of land and development rights	2,100	3,220	845	(252)	-
Income from continuing operations	60,287	80,855	85,578	64,983	43,345
Income from discontinued operations	11,591	2,551	2,443	2,049	2,089
Net income	71,878	83,406	88,021	67,032	45,434
Distributions to preferred unitholders	(11,131)	(14,083)	(14,083)	(14,083)	(10,252)
Net income available to common unitholders	$ 60,747	$ 69,323	$ 73,938	$ 52,949	$ 35,182

Weighted average common Units outstanding - basic	30,571	30,153	30,365	32,277	30,212
Weighted average common Units outstanding - diluted	30,684	30,314	30,439	32,796	30,340

Per Common Unit Information:
Income from continuing operations (net of preferred distributions) - basic	$ 1.61	$ 2.21	$ 2.35	$ 1.58	$ 1.10
Income from discontinued operations - basic	0.38	0.08	0.08	0.06	0.07
Net income available to common unitholders - basic	1.99	2.30	2.43	1.64	1.16
Income from continuing operations (net of preferred distributions) - diluted	1.60	2.20	2.35	1.57	1.09
Income from discontinued operations - diluted	0.38	0.08	0.08	0.06	0.07
Net income available to common unitholders - diluted	1.98	2.29	2.43	1.64	1.16
Distributions declared and paid	2.41	2.34	2.20	2.08	2.02

Other Information:
Cash flows provided by operating activities	$ 104,960	$ 100,551	$ 105,885	$ 105,029	$ 90,555
Cash flows (used in) provided by investing activities	(17,361)	(123,405)	18,871	80,928	(359,263)
Cash flows (used in) provided by financing activities	(85,549)	22,833	(128,467)	(185,048)	272,583
Funds from operations available to common unitholders (b)	79,801	84,526	90,605	89,775	75,494
Average monthly revenue per apartment home (c)	910	880	830	810	780
Average physical occupancy for stabilized communities	93.5%	94.6%	95.3%	94.3%	94.1%
Gross operating margin (d)	64.3%	7.1%	67.4%	66.7%	66.5%
Completed communities at year-end	84	85	84	81	86
Apartment homes in completed communities at year-end	23,495	24,374	25,094	23,941	25,288
Total return to Gables Residential Trust shareholders (e)	-8.3%	14.5%	27.1%	13.2%	-9.3%
NAREIT Equity Residential REIT Total Return Index (f)	-6.1%	8.6%	35.5%	10.7%	-8.8%

Balance Sheet Information:
Real estate assets, before accumulated depreciation	$1,794,407	$1,760,803	$1,598,170	$1,601,208	$1,682,122
Total assets	1,583,934	1,589,206	1,453,020	1,471,364	1,586,317
Notes payable	958,574	877,231	765,927	755,485	812,788
Partners' capital and partners' capital interest	562,859	654,284	638,898	660,261	718,573

Funds From Operations Reconciliation:
Net income available to common unitholders	$ 60,747	$ 69,323	$ 73,938	$ 52,949	$ 35,182
Real estate asset depreciation and amortization (g), (h)	49,400	49,313	45,289	45,942	40,312
Gain on sale of previously depreciated operating real estate assets (g), (h)	(30,346)	(34,110)	(28,622)	(9,116)	-.
Funds from operations available to common unitholders	$ 79,801	$ 84,526	$ 90,605	$ 89,775	$ 75,494

NOTES TO SELECTED FINANCIAL AND OPERATING INFORMATION
(Amounts in Thousands, Except Property and Per Unit Data)

      (a) Unusual items of $1,687 in 2002 represents the write-off of unamortized deferred financing costs of $236 and a prepayment penalty of $1,451 associated with the early retirement of $48,365 of secured tax-exempt bond indebtedness.  Under accounting rules in effect at that time, these costs were originally classified as an extraordinary item.  In connection with the adoption of SFAS No. 145 on January 1, 2003, these costs were reclassified from extraordinary items to unusual items.  Unusual items of $8,847 in 2001 are comprised of (1) a $5,006 charge associated with the write-off of building components at Gables State Thomas Ravello that are being replaced in connection with a remediation program, (2) $2,200 of severance charges, (3) $920 in reserves associated with certain technology investments and (4) $721 of abandoned real estate pursuit costs as a result of September 2001 events which impacted the U.S. economy. Unusual items of $2,800 in 1999 relate to severance charges. Unusual items of $5,637 in 1998 relate to loss on treasury locks resulting from decisions not to pursue an unsecured debt financing at that time.

     (b) Funds from operations (“FFO”) is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”).  We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO, as defined by NAREIT, represents net income (loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

          Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.  Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income.  The use of FFO, combined with the required primary GAAP presentations, has improved the understanding of operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful.  We generally consider FFO to be a useful measure for reviewing our comparative operating and financial performance (although FFO should be reviewed in conjunction with net income which remains the primary measure of performance) because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

       In May 2002, we expensed  $1,687 of early debt extinguishment costs.  Under accounting rules in effect at that time, these costs were classified as an extraordinary item and, as such, did not reduce FFO.  In April 2002, SFAS No. 145 was issued.  We adopted this standard on its January 1, 2003 effective date and, pursuant to the new rules, reclassified the $1,687 of early debt extinguishment costs from extraordinary items to unusual items.  In the computation of FFO pursuant to the NAREIT definition outlined above, net income is adjusted for extraordinary items but is not adjusted for unusual items.  As such, previously reported FFO for the year ended December 31, 2002 has been reduced by $1,687.  The adoption of this standard had no impact on previously reported net income.

       FFO presented herein is not necessarily comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.  However, our FFO is comparable to the FFO of REITs that use the NAREIT definition.  FFO should not be considered an alternative to net income as an indicator of our operating performance.  Additionally, FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.  Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” for a discussion of our cash needs and cash flows.

     (c)  Average monthly revenue per apartment home is equal to the average monthly rental revenue collected during the year presented, divided by the average monthly number of apartment homes occupied during the year presented.

     (d)  Gross operating margin represents (1) total property revenues less property operating and maintenance expenses (as reflected in the table and consolidated statements of operations) as a percentage of (2) total property revenues.

     (e)  Total return to Gables Residential Trust shareholders is presented on an annual basis for each year presented.  Such computations assume an investment in the Trust’s common shares on the first day of the year presented and the reinvestment of dividends through the end of the year presented.

     (f)  The NAREIT Equity Residential REIT Total Return Index (the “NAREIT Apartment Index”) is an industry index of 19 equity residential apartment REITs, including the Trust.  Total return is presented on an annual basis for each year presented.  Such computations assume an investment in the index on the first day of the year presented and the reinvestment of dividends through the end of the year presented.

     (g) Includes results attributable to both continuing and discontinued operations.  On January 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."  The implementation of SFAS No. 144 requires that the gains and losses from the disposition of certain real estate assets and the related historical operating results be included in discontinued operations in the consolidated statements of operations for all periods presented.  We redeploy capital through the reinvestment of asset disposition proceeds into our business in order to enhance total returns to unitholders.

     (h) Includes our share of results of real estate assets owned by unconsolidated joint ventures.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Amounts in Thousands, Except Property and Per Unit Data)

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references to “we,” “our” or “us” refer collectively to Gables Realty Limited Partnership and its subsidiaries.

         We are the entity through which Gables Residential Trust (the "Trust"), a real estate investment trust (a "REIT"), conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets. We are focused within the multifamily industry in demand-driven markets throughout the United States that have exhibited high job growth and resiliency to economic downturns. Our operating performance is based predominantly on net operating income (NOI) from our apartment communities. NOI, which represents total property revenues less property operating and maintenance expenses (as reflected in the consolidated statements of operations), is affected by the demand and supply dynamics within our markets. See Note 11, Segment Reporting, to the accompanying financial statements for further discussion of our use of NOI as the primary financial measure of performance for our apartment communities.  Our performance is also affected by the general availability and cost of capital and our ability to develop and acquire additional apartment communities with returns in excess of our long-term weighted average cost of capital.

Business Objective and Strategies

       The Trust’s objective is to increase shareholder value by producing consistent high quality earnings to sustain dividends and annual total returns that exceed the NAREIT Apartment Index. To achieve that objective, we employ a number of business strategies. First, our long-term investment strategy is research-driven, with the objective of creating a portfolio of high quality assets in strategically selected markets that are complementary through economic diversity and characterized by high job growth and resiliency to national economic downturns. We believe such a portfolio will provide predictable operating cash flow performance that exceeds the national average on a sustainable basis. Second, we adhere to a strategy of owning and operating high quality, class AA/A apartment communities under the Gables brand in Established Premium Neighborhoods,™ or EPNs. EPNs are generally characterized as areas with the highest prices for single-family homes on a per square foot basis. We believe that communities, when located in EPNs and supplemented with high quality service and amenities, attract the affluent renter-by-choice who is willing to pay a premium for location preference, superior service and high quality communities. The resulting portfolio should maintain high levels of occupancy and rental rates relative to overall market conditions. This, coupled with more predictable operating expenses and reduced capital expenditure requirements associated with high quality construction materials, should lead to operating margins that exceed national averages for the apartment sector and sustainable growth in operating cash flow. Third, our aim is to be recognized as the employer of choice within the industry. Our mission of Taking Care of the Way People Live® involves innovative human resource practices that we believe will attract and retain the highest caliber associates. Because of our long-established presence as a fully integrated apartment management, development, construction, acquisition and disposition company within our markets, we have the ability to offer multi-faceted career opportunities among the various disciplines within the industry. Finally, our capital strategy is to generate a return on invested capital that exceeds our long-term weighted average cost of capital while maintaining financial flexibility through a conservative, investment grade credit profile. We judiciously manage our capital and we redeploy capital through the reinvestment of asset disposition proceeds into our business.

      We believe we are well positioned to continue achieving our objectives because (1) the markets we have selected for investment are projected to continue to experience job growth that exceed national averages, (2) our EPN locations are expected to outperform local market results and (3) national demand for apartments is expected to increase during the next ten to fifteen years as the demographic group referred to as the Echo Boomer generation begins to form new households.

      Portfolio-wide occupancy levels and rental rates have declined slightly as a result of national economic weakness, coupled with low mortgage rates which have resulted in an increase in home purchases by apartment residents. We expect portfolio-wide property operating and maintenance expenses for 2003 to increase over 2002 at a rate ahead of inflation due primarily to increases in insurance costs and property taxes. In addition, we expect total property revenues on a same-store basis in 2003 to be consistent with, or slightly lower than, 2002 results. We expect that operating fundamentals for our business will improve as job growth improves in our markets. The job growth prospects for our markets are partially related to national economic conditions. It is uncertain whether, and to what extent, the national economy and related job growth will improve in 2003.

      We evaluate, in the ordinary course of our business, the continued ownership of our assets relative to available opportunities to acquire and develop new assets and relative to available equity and debt capital financing.  We sell assets if we determine that such sales are the most attractive sources of capital for redeployment in our business, for repayment of debt, for repurchase of stock and for other uses. We maintain staffing levels sufficient to meet our existing development, construction, acquisition and property operating activities. When market conditions warrant, we adjust staffing levels in an attempt to mitigate a negative impact on our results of operations.

Forward-Looking Statements

       This report contains forward-looking statements within the meaning of the federal securities laws. Actual results or developments could differ materially from those projected in such statements as a result of the risk factors set forth in the relevant paragraphs of "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this report. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our accompanying consolidated financial statements and notes thereto.

Common and Preferred Equity Activity

Secondary Common Share Offerings

       Since the initial public offering in January 1994, the Trust has issued a total of 14,831 common shares in eight offerings, generating $347.8 million in net proceeds which were generally used (1) to reduce outstanding indebtedness under interim financing vehicles utilized to fund our development and acquisition activities and (2) for general working capital purposes, including funding of future development and acquisition activities.

Preferred Share Offerings

       On September 27, 2002, the Trust issued 1,600 shares of 7.875% Series C Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) in a private placement to an institutional investor. The net proceeds from this issuance of $39.7 million, together with the net proceeds of $39.7 million from the concurrent issuance of $40 million of senior unsecured notes, were used to retire approximately $82.5 million of unsecured indebtedness at an interest rate of 8.3% that was scheduled to mature in December 2002. The Series C Preferred Shares may be redeemed at the Trust’s option at $25.00 per share plus accrued and unpaid dividends on or after September 30, 2006. The Series C Preferred Shares are not subject to any sinking fund or convertible into any other securities of the Trust.

         On June 18, 1998, the Trust issued 180 shares of 5.0% Series Z Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) in connection with the acquisition of a parcel of land for future development. The Series Z Preferred Shares, which are subject to mandatory redemption on June 18, 2018, may be redeemed at our option at any time for $25.00 per share plus accrued and unpaid dividends. The Series Z Preferred Shares are not subject to any sinking fund or convertible into any other securities of the Trust.

         On July 24, 1997, the Trust issued 4,600 shares of 8.30% Series A Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share). The net proceeds from this offering of $111 million were used to reduce outstanding indebtedness under interim financing vehicles. The Trust redeemed all outstanding Series A Preferred Shares for $115 million on August 9, 2002 with the proceeds from our $180 million senior unsecured note issuance on July 8, 2002.

Issuances of Common Operating Partnership Units

       Since the IPO, we have issued a total of 4,421 common units of limited partnership interest ("Units") in connection with the 1998 acquisition of the real estate assets and operations of Trammell Crow Residential South Florida, the acquisition of other operating apartment communities and the acquisition of a parcel of land for future development.

Issuance of Preferred Operating Partnership Units

       On November 12, 1998, we issued 2,000 of our 8.625% Series B Preferred Units to an institutional investor. The net proceeds from this issuance of $48.7 million were used to reduce outstanding indebtedness under interim financing vehicles. The Trust has the option to redeem the Series B Preferred Units after November 14, 2003. These Units are exchangeable by the holder into 8.625% Series B Cumulative Redeemable Preferred Shares of the Trust on a one-for-one basis; however, this exchange right is generally not exercisable until after November 14, 2008. The Series B Preferred Units have no stated maturity, sinking fund or mandatory redemption.

Common Equity Repurchase Program

       We have a common equity repurchase program pursuant to which the Trust is authorized to purchase up to $200 million of its outstanding common shares or Units. We view the repurchase of common equity with consideration of other investment alternatives when capital is available to be deployed.  The Trust has repurchased shares from time to time in open market and privately negotiated transactions, depending on market prices and other conditions, using proceeds from sales of selected assets. Whenever the Trust repurchases common shares from shareholders, we are required to redeem from the Trust an equivalent number of Units on the same terms and for the same aggregate price. After redemption, the Units redeemed by us are no longer deemed outstanding. Units have also been repurchased for cash upon their presentation for redemption by unitholders. As of December 31, 2002, we had redeemed 4,806 Units, including 4,506 Units redeemed by the Trust, for a total of $116.0 million, including $0.2 million in related commissions.

Shelf Registration Statement

      The Trust has an effective shelf registration statement on file with the Securities and Exchange Commission that currently provides $500 million of equity capacity. The debt portion of our shelf registration statement has been fully utilized as a result of our February 2001 and July 2002 senior unsecured note offerings.

Portfolio and Other Financing Activity

Community Dispositions Subject to Discontinued Operations Reporting

      In February 2003, we sold an apartment community located in Dallas comprising 300 apartment homes.  The net proceeds from this sale were $18.7 million and were used to paydown outstanding borrowings under our interim financing vehicles.  The gain  from the sale of this community was $5.0 million.

       During 2002, we sold two apartment communities located in Houston comprising 660 apartment homes. The net proceeds from these sales were $43.2 million and were used to paydown outstanding borrowings under our interim financing vehicles and purchase common shares and Units under our common equity repurchase program. The aggregate gain from the sale of these two communities was $9.8 million.

       Historical operating results and gains are reflected as discontinued operations in our consolidated statements of operations.  See Notes 4 and 5 to the accompanying consolidated financial statements for further discussion.

Community and Land Dispositions Not Subject to Discontinued Operations Reporting

       During 2002, we sold a 13.3 acre parcel of land in Houston that was adjacent to an apartment community sold, an apartment community located in Houston comprising 246 apartment homes and an apartment community located in Atlanta comprising 311 apartment homes. The net proceeds from these sales were $46.8 million and were used to paydown outstanding borrowings under our interim financing vehicles and purchase common shares and Units under our common equity repurchase program. The gain from the land sale was $0.8 million and the aggregate gain from the sale of the two communities was $17.9 million.  In addition, we recognized $1.3 million of deferred gain during the year ended December 31, 2002 associated with prior year sale transactions.

       During 2002, the Gables Residential Apartment Portfolio JV (the "GRAP JV") sold two apartment communities located in South Florida comprising 610 apartment homes, an apartment community in Dallas comprising 222 apartment homes and an apartment community located in Houston comprising 382 apartment homes. Our share of the net sales proceeds after repayment of construction loan indebtedness of $46.7 million was $10.7 million, resulting in a gain of $2.6 million.

       During 2001, we sold an apartment community located in Atlanta comprising 386 apartment homes, an apartment community located in Houston comprising 776 apartment homes, an apartment community located in Dallas comprising 536 apartment homes and a 2.5 acre parcel of land adjacent to one of our development communities located in Atlanta. The net proceeds from these sales totaled $93.6 million, $9 million of which was deposited into an escrow account and was used to fund acquisition activities. The balance of the net proceeds was used to repay a $16 million note assumed in connection with our September 2001 acquisition of the Gables State Thomas Ravello community and to paydown outstanding borrowings under interim financing vehicles. The gain from the land sale was $0.9 million and the aggregate gain from the sale of previously depreciated operating real estate assets was $34.1 million, all of which was recognized in 2001. In addition, we recognized $0.7 million of deferred gain associated with a parcel of land we sold in 2000 during the year ended December 31, 2001.

       During 2001, we contributed our interest in certain land and development rights (including sitework and building permits, architectural drawings and plans, and other related items) to the Gables Residential Apartment Portfolio JV Two (the "GRAP JV Two") with a value of $23.1 million in return for (1) cash of $18.5 million and (2) an increase to our capital account in GRAP JV Two of $4.6 million. The $2.8 million of gain associated with this contribution was recognized when earned using the percentage of completion method since we serve as the developer and general contractor for the joint venture. We recognized $1.2 million and $1.6 million of this gain during the years ended December 31, 2002 and 2001, respectively.

       During 2000, we sold an apartment community located in Dallas comprising 126 apartment homes, an apartment community located in Houston comprising 228 apartment homes, two apartment communities located in San Antonio comprising 544 apartment homes and a parcel of land adjacent to an existing apartment community located in Atlanta. In addition, on December 28, 2000, we sold substantially all of our interests in three apartment communities located in Nashville and Memphis, comprising 1,118 apartment homes, to the CMS Tennessee Multifamily JV. The net proceeds from these sales totaled $142.0 million, $30.2 million of which was deposited into an escrow account and was used to fund development and acquisition activities. The balance of the net proceeds was used to (1) repay an $18.6 million note that encumbered one of the assets sold, (2) paydown outstanding borrowings under interim financing vehicles and (3) purchase common shares and Units under the Trust’s common equity repurchase program. The aggregate gain from the sale of previously depreciated operating real estate assets was $28.6 million, all of which was recognized in 2000. The gain from the land sale was $1.6 million, of which $0.8 million was recognized in 2000. Gain of $0.8 million associated with the land sale was deferred at December 31, 2000 and was recognized when earned during 2001 and 2002 using the percentage of completion method because we served as the general contractor for the construction of an apartment community on the parcel of land sold.

      Historical operating results and gains are included in continuing operations in our consolidated statements of operations. See Notes 4 and 5 to the accompanying consolidated financial statements for further discussion.

Community Acquisitions

       On September 28, 2001, we acquired the 80% membership interest of our venture partner in the GRAP JV in the Gables State Thomas Ravello apartment community located in Dallas comprising 290 apartment homes. In consideration for the interest in such community, we paid $12 million in cash and assumed a $16 million secured variable-rate note. This consideration was based on a valuation of the asset of $31 million and is net of our $3 million share of the venture distribution. We recorded a $5 million charge to unusual items in 2001 associated with the write-off of building components that are being replaced in connection with a remediation program to address water infiltration issues affecting the asset.

       On August 28, 2001, we acquired an apartment community located in Washington, D.C. comprising 82 apartment homes for approximately $25 million in cash.

       On August 1, 2001, we acquired the 75% interest of our venture partner in the Gables Metropolitan Uptown apartment community located in Houston comprising 318 apartment homes with cash. The asset was valued at approximately $27 million.

       On March 30, 2001, we acquired the 80% membership interests of our venture partner in the GRAP JV in the Gables Palma Vista and Gables San Michelle II apartment communities located in South Florida comprising 532 apartment homes for $66 million. This cash consideration was based on a valuation of the assets of $75 million and is net of our $9 million share of the venture distribution.

      On September 1, 2000, we acquired an apartment community located in Austin comprising 160 apartment homes. In consideration for such community, we paid $6 million in cash and assumed a $14 million secured fixed-rate note.

      The cash portion of the consideration for each denoted acquisition was funded with advances under our interim financing vehicles.

Other Acquisition

       In May 2001, we acquired a property management company based in Washington, D.C. that managed approximately 3,600 units in 24 multifamily apartment communities located in Washington, D.C. and the surrounding area (the "D.C. Management Co."). Our total investment of approximately $1.6 million was structured to be paid in three installments based on results of the acquired business operations.  As of December 31, 2002, we had funded $1.1 million of the $1.6 million total investment.  The final installment of $0.5 million is expected to be paid in 2003.

Senior Unsecured Note Issuance

       On September 27, 2002, we issued $40 million of senior unsecured notes in two series in a private placement to an institutional investor: $30 million at an interest rate of 5.86% maturing in September 2009 and $10 million at an interest rate of 6.10% maturing in September 2010. The net proceeds of $39.7 million, together with the net proceeds of $39.7 million from the concurrent issuance by the Trust of the 7.875% Series C Cumulative Redeemable Preferred Shares, were used to retire approximately $82.5 million of senior unsecured notes at an interest rate of 8.3% that were scheduled to mature in December 2002. We did not incur any prepayment costs in connection with the early debt retirement.

       On July 8, 2002, we issued $180 million of senior unsecured notes which bear interest at a rate of 5.75%, were priced to yield 5.81% and mature in July 2007. The net proceeds of $178 million were used to redeem all outstanding shares of the 8.3% Series A Cumulative Redeemable Preferred Shares totaling $115 million on August 9, 2002 and to reduce borrowings under our interim financing vehicles.

       On February 22, 2001, we issued $150 million of senior unsecured notes which bear interest at a rate of 7.25%, were priced to yield 7.29% and mature in February 2006. The net proceeds of $148.5 million were used to reduce borrowings under our unsecured credit facilities and repay our $40 million term loan, which had a November 2001 maturity date.

Debt Refinancing

       In May 2002, we called $48.4 million of secured tax-exempt bond indebtedness with an interest rate of 6.375% and reissued the bonds on an unsecured basis at a fixed interest rate of 4.75%. In connection with the early extinguishment of the debt, we incurred a prepayment penalty of $1,451 and wrote-off unamortized deferred financing costs of $236. Such charges totaling $1,687 were originally reflected as an extraordinary loss in our consolidated statements of operations in accordance with accounting rules in effect at that time.  In connection with the adoption of SFAS No. 145 (see Note 4 to the accompanying consolidated financial statements) we reclassified the charges totaling $1,687 to “unusual items” within continuing operations.  The called bonds required monthly principal amortization payments that were retained in an escrow account and were not applied to reduce the outstanding principal balance of the loan. Such principal payments held in escrow totaling $4,121 were released in May 2002. This refinancing transaction allowed us to improve our debt constant by 2.75%, unencumber six communities comprising 2,028 apartment homes and achieve a positive net present value result.

Critical Accounting Policies and Recent Accounting Pronouncements

       Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and a summary of our significant accounting policies is included in Notes 4 and 6 to the accompanying consolidated financial statements. Notes 4 and 5 to the accompanying consolidated financial statements include a summary of recent accounting pronouncements and their actual or expected impact on our consolidated financial statements. Our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. Our actual results may differ from these estimates. As an owner, operator and developer of apartment communities, our critical accounting policies relate to revenue recognition, cost capitalization and asset impairment evaluation.

Revenue Recognition

      Rental: We lease our residential properties under operating leases with terms generally equal to one year or less. Rental income is recognized when earned, which materially approximates revenue recognition on a straight-line basis.

      Property management: We provide property management services to third parties and unconsolidated joint ventures. Property management fees are recognized when earned.

      Ancillary services: We provide development and construction, corporate rental housing and brokerage services to third parties and unconsolidated joint ventures. Development and construction services are typically provided under "cost plus a fee" contracts.  Because our clients are obligated to fund the costs that are incurred on their behalf pursuant to the related contract, we net the reimbursement of these costs against the billings for such costs.  Development and construction fees are recognized when earned using the percentage of completion method. During the years ended December 31, 2002, 2001 and 2000, we recognized $2.4 million, $3.1 million and $4.9 million, respectively, in development and construction fees under related contracts with gross billings of $43.9 million, $81.1 million and $83.2 million, respectively. Corporate rental housing revenues and brokerage commissions are recognized when earned.

       Gains on sales of real estate assets: Gains on sales of real estate assets are recognized pursuant to the provisions of SFAS No. 66, "Accounting for Sales of Real Estate."  The specific timing of the recognition of the sale and the related gain is measured against the various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement associated with the assets sold.  To the extent the sales criteria are not met, we defer gain recognition until the sales criteria are met.

Cost Capitalization

      As a vertically integrated real estate company, we have in-house investment professionals involved in the development, construction and acquisition of apartment communities. Direct internal costs associated with development and construction activities for wholly-owned assets are included in the capitalized development cost of such assets. Direct internal costs associated with development and construction activities for third parties and unconsolidated joint ventures are reflected in ancillary services expense as the related services are being rendered. As required by GAAP, we expense all internal costs associated with the acquisition of operating apartment communities to general and administrative expense in the period such costs are incurred. We maintain staffing levels sufficient to meet our existing development, construction and acquisition activities. When market conditions warrant, we adjust staffing levels in an attempt to mitigate a negative impact on our results of operations.

      Our real estate development pursuits are subject to obtaining permits and other governmental approvals, as well as our ongoing business review of the underlying real estate fundamentals and the impact on our capital structure. We do not always move forward with development of our real estate pursuits, and therefore, we evaluate the viability of real estate pursuits and the recoverability of capitalized pursuit costs regularly. Based on this periodic review, we expense any costs that are deemed unrealizable at that time to general and administrative expense.

       During the development and construction of a new apartment community, we capitalize related interest costs, as well as other carrying costs such as property taxes and insurance. We begin to expense these items as the construction of the community becomes substantially complete and the residential apartment homes become available for initial occupancy. Accordingly, we gradually reduce the amounts we capitalize as construction is being completed. During the lease-up period, as a community transitions from initial occupancy to stabilized occupancy, revenues are generally insufficient to cover interest, carrying costs and operating expenses. The size and duration of this lease-up deficit depends on how quickly construction is completed, how quickly the apartments available for occupancy are leased, and what rent levels are achieved at the community.

       Expenditures in excess of $1 for purchases of a new asset with a useful life in excess of one year and for replacements and repairs that extend the useful life of the asset are capitalized and depreciated over their useful lives. Recurring value retention capital expenditures are typically incurred every year during the life of a community and include such expenditures as carpet, flooring and appliances. Non-recurring capital expenditures are costs that are generally incurred in connection with a major project impacting an entire community, such as roof replacement, parking lot resurfacing, exterior painting and siding replacement. Value-enhancing capital expenditures are costs for which an incremental value is expected to be achieved from increasing the NOI potential for a community or recharacterizing the quality of the income stream with an anticipated reduction in potential sales cap rate for items such as replacement of wood siding with a masonry based hardi-board product, amenity upgrades and additions, installation of security gates and additions of covered parking. Recurring value retention and non-recurring and/or value-enhancing capital expenditures do not include costs incurred in connection with a major renovation of an apartment community. Repairs and maintenance, such as landscaping maintenance, interior painting and cleaning and supplies used in such activities, are expensed as incurred.

Depreciation and Asset Impairment Evaluation

        Under GAAP, real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired.  Depreciation is computed on a straight-line basis over the estimated useful lives of 20 to 40 years for buildings and improvements and 5 years for furniture, fixtures and equipment. As required by GAAP, we periodically evaluate our real estate assets to determine if there has been any impairment in their carrying value and record impairment losses if there are indicators of impairment and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. No such impairment losses have been recognized to date.

Purchase Price Allocation for Apartment Community Acquisitions

       In connection with the acquisition of an apartment community, we perform a valuation and allocation to each asset and liability acquired in such transaction, based on their estimated fair values at the date of acquisition. The valuation of assets acquired subsequent to July 1, 2001, the effective date of SFAS No. 141, "Business Combinations," includes both tangible assets and intangible assets. Tangible asset values, consisting of land, buildings and improvements, and furniture, fixtures and equipment, are reflected in real estate assets and depreciated over their estimated useful lives. Intangible asset values, consisting of at-market, in-place leases and resident relationships, are reflected in other assets and amortized over the average remaining lease term of the acquired resident relationships.

Discontinued Operations

      We adopted SFAS No. 144 effective January 1, 2002 which requires, among other things, that the operating results of certain real estate assets which have been sold subsequent to January 1, 2002, or otherwise qualify as held for disposition (as defined by SFAS No. 144), be reflected as discontinued operations in our consolidated statements of operations for all periods presented. We sold three wholly-owned operating real estate assets during the first quarter of 2002, one wholly-owned operating real estate asset during the fourth quarter of 2002 and one wholly-owned operating real estate asset during the first quarter of 2003.  We retained management of two of the assets sold during the first quarter of 2002.  Due to our continuing involvement with the operations of the two assets sold that we retained management of, the operating results of these assets are included in continuing operations. The operating results for the three remaining wholly-owned assets sold during the first and fourth quarters of 2002 and the first quarter of 2003 for which we did not retain management are reflected as discontinued operations in our consolidated statements of operations for all periods presented. Interest expense has been allocated to the results of the discontinued operations in accordance with EITF No. 87-24. We had no assets that qualified as held for disposition as defined by SFAS No. 144 at December 31, 2002 or 2001.

Results of Operations

Comparison of operating results for the year ended December 31, 2002 to the year ended December 31, 2001

       Our net income is generated primarily from the operation of our apartment communities and the disposition of assets that no longer meet our investment criteria.  For purposes of evaluating comparative operating performance, we categorize our operating communities based on the period each community reaches stabilized occupancy. A community is considered to have achieved stabilized occupancy on the earlier to occur of (1) attainment of 93% physical occupancy or (2) one year after completion of construction. The combined operating performance for all of our wholly-owned apartment communities that are included in continuing operations for the years ended December 31, 2002 and 2001 is summarized as follows:

	Years Ended December 31,
	2002	2001	$ Change	% Change

Rental and other property revenues:
 Same-store communities (a)
Triple net master lease communities
Communities stabilized during 2002, but not 2001
Development and lease-up communities
Renovation communities (b)
Acquired communities (b)
Sold communities (b)
   Total property revenues

	$171,881 6,585 - 10,332 14,557 15,387 898 $219,640	$174,154 6,723 - 3,814 16,633 9,255 14,919 $225,498	$ (2,273) (138) - 6,518 (2,076) 6,132 (14,021) $(5,858)	( 1.3%) ( 2.1%) -% 170.9% (12.5%) 66.3% ( 94.0%) (2.6%)

Property operating and maintenance expenses (c):
Same-store communities (a)
Triple net master lease communities
Communities stabilized during 2002, but not 2001
Development and lease-up communities
Renovation communities (b)
Acquired communities (b)
Sold communities (b)
   Total property operating and maintenance expenses

	$61,562 - - 5,444 6,192 4,878 278 $78,354	$58,496 - - 1,453 5,737 2,795 5,666 $74,147	$3,066 - - 3,991 455 2,083 (5,388) $ 4,207	5.2% -% -% 274.7% 7.9% 74.5% ( 95.1%) 5.7%

Property net operating income (NOI) (d):
Same-store communities (a)
Triple net master lease communities
Communities stabilized during 2002, but not 2001
Development and lease-up communities
Renovation communities (b)
Acquired communities (b)
Sold communities (b)
   Total property net operating income (NOI)

	$110,319 6,585 - 4,888 8,365 10,509 620 $141,286	$115,658 6,723 - 2,361 10,896 6,460 9,253 $151,351	$(5,339) (138) ---. 2,527. (2,531) 4,049. (8,633) $(10,065)	(4.6%) (2.1%) -%. 107.0% (23.2%) 62.7%. (93.3%) (6.7%)
Total property NOI as a percentage of total property revenues	64.3%	67.1%	-	(2.8%)

(a)  Communities that were owned and fully stabilized throughout both 2002 and 2001 ("same-store").
(b)  Communities that were in renovation, acquired or sold subsequent to January 1, 2001, as applicable.
(c)  Represents direct property operating and maintenance expenses as reflected in the accompanying consolidated statements of operations and excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense.
(d)  Calculated as total property revenues less property operating and maintenance expenses (c).  See Note 11, Segment Reporting, to the accompanying financial statements for further discussion of our use of NOI as the primary financial measure of performance for our apartment communities.  In addition, NOI from this reportable segment is reconciled to the most directly comparable GAAP measure in Note 11.

     Total property revenues decreased $5,858, or 2.6%, from $225,498 to $219,640 due to the sale of one apartment community in the first quarter of 2001, two apartment communities in the fourth quarter of 2001and two apartment communities in the first quarter of 2002; a decrease in same-store performance as a result of national economic weakness; and a decrease in the number of available apartment homes associated with renovation activities at five of our communities. These decreases were partially offset by an increase in the number of apartment homes resulting from the development and acquisition of additional communities. Following is additional data regarding the changes in total property revenues for two of the seven community categories presented in the preceding table:

Same-store communities:
Market	Number of Communities	Number of Apartment Homes	Percent of Total	Physical Occupancy During 2002	Change in Occupancy	Change in Revenues	Percent Change in Revenues
Houston So. Florida Atlanta Austin Dallas Other Total	15 13 14 7 6 4 59	4,616 3,845 3,613 1,677 1,123 1,243 16,117	28.6% 23.9% 22.4% 10.4% 7.0% 7.7% 100.0%	94.1% 94.6% 92.3% 93.3% 95.9% 90.7% 93.7%	(1.1%) (0.3%) (1.4%) (0.1%) (0.7%) (1.7%) (0.8%)	$1,295 587 (2,274) (1,266) (195) (420) $(2,273)	2.9% 1.4% (6.1%) (5.4%) (1.3%) (4.0%) (1.3%)

Development and lease-up communities:
Market	Number of Communities	Number of Apartment Homes .	Percent of Total	Physical Occupancy During 2002	Change in Revenues
Dallas Orlando Houston Atlanta Total	2 1 1 2 6	422 315 296 263 1,296	32.6% 24.3% 22.8% 20.3% 100.0%	63.6% 65.9% 52.2% 39.8% 55.3%	$1,140 1,437 1,815 2,126 $6,518

       Property management revenues increased $992, or 15.7%, from $6,317 to $7,309 due primarily to a net increase of approximately 3,800 units managed for third parties and unconsolidated joint ventures from an average of 20,000 in 2001 to 23,800 in 2002.  This net increase in units managed is due primarily to the May 2001 acquisition of the D.C. Management Co. and an increase in business in our existing markets and is offset in part by a decrease in business with our unconsolidated joint ventures resulting from sale transactions.

       Ancillary services revenues decreased $116, or 1.4%, from $8,433 to $8,317 due primarily to a decrease in development and construction fee revenue of $736 offset in part by an increase in corporate rental housing revenue of $695.  The decrease in development and construction fee revenue is comprised of $515 in revenue from unconsolidated joint ventures and $221 in revenue from third parties.  This decrease is due primarily to a portion of our projects nearing completion, coupled with fewer new project starts.  In addition, a $425 reduction in the estimated development revenues from the GRAP JV was recorded in 2001.

       Interest income decreased $369, or 49.4%, from $747 to $378 due to a decrease in interest-bearing deposits and a decrease in interest rates.

       Property operating and maintenance expense, as reflected in the consolidated statements of operations, increased $4,207, or 5.7%, from $74,147 to $78,354 due to an increase in the number of apartment homes resulting from the development and acquisition of additional communities, as well as same-store expenses increasing 5.2%. The same-store expense increase is at a rate ahead of inflation due to a significant increase in insurance costs, along with higher turnover and marketing costs associated with the current national economic conditions. This increase was offset in part by the sale of one apartment community in the first quarter of 2001, two apartment communities in the fourth quarter of 2001 and two apartment communities in the first quarter of 2002.

       Real estate asset depreciation and amortization increased $1,084, or 2.4%, from $45,614 to $46,698 due primarily to the impact of the development and acquisition of additional communities and capital improvements made to existing operating communities, offset in part by the impact of the sale of one apartment community in the first quarter of 2001, two apartment communities in the fourth quarter of 2001 and two apartment communities in the first quarter of 2002, and a non-recurring correcting adjustment recorded to depreciation in 2002 of $1.7 million.

       Property management expense for owned communities and third-party properties on a combined basis increased $1,760, or 15.8%, from $11,137 to $12,897 due to (1) an increase of approximately 2,900 apartment homes under management from an average of 42,100 in 2001 to an average of 45,000 in 2002, (2) software licensing fees incurred in 2002 but not in 2001, (3) increased information technology and related support costs associated with the January 2002 implementation of our new general ledger and web-based property management system, eGables and (4) inflationary increases in expenses.  We allocate property management expenses to both owned communities and third-party properties based on the proportionate share of total apartment homes owned and units managed.

       Ancillary services expense decreased $570, or 9.8%, from $5,806 to $5,236 due primarily to a decrease in development and construction expenses of $682 offset in part by an increase in corporate rental housing expenses of $127.  The decrease in development and construction expenses is related to a decrease in services rendered as the related projects near construction completion, coupled with fewer new project starts.

       Interest expense and credit enhancement fees remained steady with a nominal decrease of $7, or 0.0%, from $43,663 to $43,656. An increase in outstanding indebtedness associated with the redemption of the Series A Preferred Shares and an increase in operating debt associated with the development and acquisition of additional communities was offset by a decrease in interest rates for variable-rate borrowings and a decrease in outstanding indebtedness associated with 2002 and 2001 sale activities.  In addition, the 2002 refinancings of (1) $82.5 million of indebtedness that bore interest at a rate of 8.3% with $40 million of the Series C Preferred Shares and $40 million of senior unsecured notes that bear interest at a weighted average interest rate of 5.9% and (2) $48.4 million of indebtedness that bore interest at a rate of 6.4% with $48.4 million of indebtedness that bears interest at a rate of 4.75% have served to reduce interest expense.

         Amortization of deferred financing costs increased $298, or 28.7%, from $1,038 to $1,336 due primarily to increased financing costs associated with the issuances of $180 million of senior unsecured notes in July 2002 and $40 million of senior unsecured notes in September 2002.

        General and administrative expense increased $168, or 2.3%, from $7,209 to $7,377 due primarily to an increase in abandoned real estate pursuit costs offset in part by a decrease in internal acquisition costs associated with the 2001 acquisitions of operating apartment communities and the D.C. Management Co.

       Corporate asset depreciation and amortization increased $902, or 110.0%, from $820 to $1,722 due primarily to an increase in amortization resulting from the depreciation of our new general ledger and web-based property management system, eGables, beginning in January 2002, and an increase in amortization resulting from the management contracts acquired in connection with the May 2001 acquisition of the D.C. Management Co.

       Unusual items of $1,687 in 2002 represents the write-off of unamortized deferred financing costs totaling $236 and a prepayment penalty of $1,451 associated with the early retirement of $48.4 million of secured tax-exempt bond indebtedness.  These bonds had an interest rate of 6.375% which we were able to re-issue on an unsecured basis at a rate of 4.75% resulting in a positive net present value.  See Notes 4 and 14 to the accompanying consolidated financial statements.

       Equity in income of  joint ventures increased $2,658, or 1,098.3%, from $242 to $2,900 due primarily to the 2002 sales of four apartment communities by the GRAP JV, which resulted in the recognition of a $2,611 gain by us in 2002.

     Our share of the operating results for the apartment communities owned by the unconsolidated joint ventures in which we have an interest during 2002 and 2001 is as follows:

2002 .
Stabilized	(a)	Development & Lease-up	(b)	Sales	(c)	Total		Total 2001

Our share of joint venture results:
Rental and other revenues
Property operating and maintenance expenses
(exclusive of items shown separately below)
   Property net operating income
Interest expense and credit enhancement fees
Amortization of deferred costs
Other
     Funds from operations
Gain on sale of real estate assets
Real estate asset depreciation
     Equity in income of joint ventures

Number of operating communities
Number of units in operating communities
Average percent occupied during the period

$2,729 (1,181 1,548 ( 611 ( 17 ( 25 895 - ( 733 $ 162 5 1,898 92	) ) ) ) ) %	$ 1,071 ( 467 604 ( 184 ( 34 ( 8 378 - ( 408 $ (30 3 780 47	) ) ) ) ) ) %	$1,235 ( 536 699 ( 155 ( 19 ( 8 517 2,611 ( 360 $2,768 4 1,214 94	) ) ) ) ) %	$5,035 ( 2,184 2,851 ( 950 ( 70 ( 41 1,790 2,611 ( 1,501 $2,900 12 3,892 84	) ) ) ) ) %	$6,312 ( 2,602 3,710 (1,708 ( 72 20 1,950 - ( 1,708 $ 242 15 4,758 76	) ) ) ) %

(a) Communities that were owned and fully stabilized throughout 2002.
(b) Communities in the development and/or lease-up phase that were not fully stabilized during all or any of 2002.
(c) Communities that were sold subsequent to January 1, 2002.

       Gain on sale of previously depreciated operating real estate assets of $17,906 in 2002 relates to the sale of two wholly-owned communities comprising 557 apartment homes located in Houston and Atlanta.

       Gain on sale of land and development rights of $2,100 in 2002 is comprised of (1) $763 associated with the 2002 sale of 13.3 acres of land in Houston, (2) recognition of $1,252 in deferred gain associated with the 2001 contribution of land and development rights into the GRAP JV Two and (3) recognition of $85 of deferred gain associated with a land sale in 2000.

       Income from discontinued operations increased $9,040, or 354.4%, from $2,551 to $11,591 due primarily to the $9,829 gain on disposition of discontinued operations recognized in 2002.

       Distributions to preferred unitholders decreased $2,952, or 21.0%, from $14,083 to $11,131 due to the $115 million redemption of the Series A Preferred Shares in August 2002, offset in part by the $40 million issuance of the Series C Preferred Shares in September 2002.

Results of Operations

Comparison of operating results for the year ended December 31, 2001 to the year ended December 31, 2000

       Our net income is generated primarily from the operation of our apartment communities and the disposition of assets that no longer meet our investment criteria. For purposes of evaluating comparative operating performance, we categorize our operating communities based on the period each community reaches stabilized occupancy. A community is considered to have achieved stabilized occupancy on the earlier to occur of (1) attainment of 93% physical occupancy or (2) one year after completion of construction. The combined operating performance for all of our wholly-owned apartment communities that are included in continuing operations for the years ended December 31, 2001 and 2000 is summarized as follows:

	Years Ended December 31,
	2001	2000	$ Change	% Change

Rental and other property revenues:
 Same-store communities (a)
Triple net master lease communities
Communities stabilized during 2001, but not 2000
Development and lease-up communities
Renovation communities (b)
Acquired communities (b)
Sold communities (b)
   Total property revenues

	$183,375 2,776 - 7,759 10,365 12,002 9,221 $225,498	$178,696 2,367 - 990 10,412 914 27,578 $220,957	$4,679 409 - 6,769 (47) 11,088 (18,357) $4,541	2.6% 17.3% -% 683.7% (0.5%) 1,213.1% (66.6%) 2.1%

Property operating and maintenance expenses (c):
Same-store communities (a)
Triple net master lease communities
Communities stabilized during 2001, but not 2000
Development and lease-up communities
Renovation communities (b)
Acquired communities (b)
Sold communities (b)
   Total property operating and maintenance expenses

	$61,649 - - 1,453 3,452 3,827 3,766 $74,147	$58,708 - - 77 3,229 323 9,692 $72,029	$ 2,941 - - 1,376 223 3,504 (5,926) $ 2,118.	5.0% -% -% 1,787.0% 6.9% 1,084.8% (61.1%) 2.9%

Property net operating income (NOI) (d):
Same-store communities (a)
Triple net master lease communities
Communities stabilized during 2001, but not 2000
Development and lease-up communities
Renovation communities (b)
Acquired communities (b)
Sold communities (b)
   Total property net operating income (NOI)

	$121,726 2,776 - 6,306 6,913 8,175 5,455 $151,351	$119,988 2,367 - 913 7,183 591 17,886 $148,928	$1,738. 409. -. 5,393. (270) 7,584. (12,431) $ 2,423	1.4%. 17.3%. -%. 590.7%. (3.8%) 1,283.2%. (69.5%) 1.6%
Total property NOI as a percentage of total property revenues	67.1%	67.4%	-	(0.3%)

(a)  Communities that were owned and fully stabilized throughout both 2002 and 2001 ("same-store").
(b)  Communities that were in renovation, acquired or sold subsequent to January 1, 2000, as applicable.
(c)  Represents direct property operating and maintenance expenses as reflected in the accompanying consolidated statements of operations and excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense.
(d)  Calculated as total property revenues less property operating and maintenance expenses (c).  See Note 11, Segment Reporting, to the accompanying financial statements for further discussion of our use of NOI as the primary financial measure of performance for our apartment communities.  In addition, NOI from this reportable segment is reconciled to the most directly comparable GAAP measure in Note 11.

       Total property revenues increased $4,541, or 2.1%, from $220,957 to $225,498 due primarily to an increase in the number of apartment homes resulting from the development and acquisition of additional communities and an increase in rental rates on same-store communities. This increase is offset by the sale of seven apartment communities in the second half of 2000, one apartment community during the second quarter of 2001 and two apartment communities in the fourth quarter of 2001.  Following is additional data regarding the increases in total property revenues for two of the seven community categories presented in the preceding table:

Same-store communities:
Market	Number of Communities	Number of Apartment Homes	Percent of Total	Physical Occupancy During 2002	Change in Occupancy	Change in Revenues	Percent Change in Revenues
Houston Atlanta So. Florida Austin Dallas Other Total	16 16 14 6 6 4 62	4,862 4,527 4,017 1,517 1,123 1,243 17,289	28.1% 26.2% 23.2% 8.8% 6.5% 7.2% 100.0%	95.3% 93.6% 95.0% 93.5% 96.6% 92.4% 94.6%	(0.3%) (1.5%) (0.1%) (3.5%) 1.6% ( 0.7%) (0.8%)	$1,813 383 1,831 280 687 (315) $4,679	3.9% 0.9% 4.3% 1.4% 4.7% (2.9%) 2.6%

Development and lease-up communities:
Market	Number of Communities	Number of Apartment Homes .	Percent of Total	Physical . Occupancy During 2002	Change in Revenues
Orlando (a) Houston Atlanta Dallas Total	2 1 1 1 5	763 296 183 177 1,419	53.7% 20.9% 12.9% 12.5% 100.0%	61.4% 4.3% 14.1% 62.0% 55.6%	$ 4,505 65 33 2,166 $6,769
(a) One of these communities is leased to a single user group pursuant to a triple net master lease.

         Property management revenues increased  $1,076, or 20.5%, from $5,241 to $6,317 due primarily to the May 2001 acquisition of the D.C. Management Co., in addition to increased joint venture activity for which we serve as the property manager.

        Ancillary services revenues decreased $1,278, or 13.2%, from $9,711 to $8,433 due to a decrease in development and construction fee revenue of $1,798, offset by increases in corporate rental housing revenue of $354 and brokerage commission revenue of $166.  The decrease in development and construction fee revenue is comprised of $276 in revenue from unconsolidated joint ventures and $1,522 in revenue from third parties.  This decrease is due primarily to a portion of our projects nearing completion, coupled with fewer new project starts.  In addition, a $425 reduction in the estimated development revenues from the GRAP JV was recorded in 2001.

       Interest income decreased $282, or 27.4%, from $1,029 to $747 due primarily to a decrease in interest rates.

       Property operating and maintenance expense, as reflected in the consolidated statements of operations, increased $2,118, or 2.9%, from $72,029 to $74,147 due to an increase in the number of apartment homes resulting from the development and acquisition of additional communities, as well as increased payroll, property taxes, insurance, utilities and maintenance costs at our same-store communities. This increase is offset in part by the sale of seven apartment communities in the second half of 2000, one apartment community during the second quarter of 2001 and two apartment communities during the fourth quarter of 2001.

      Ancillary services expense increased $890, or 18.1%, from $4,916 to $5,806 due to increases in development and construction expenses of $392, corporate rental housing expenses of $411 and brokerage expenses of $87.  The increase in development and construction expenses is due to an increase in the allocation of direct costs associated with such activities, offset in part by a decrease in services rendered as certain of the related projects near completion.  The increase in corporate rental housing expenses is due to an expansion of the business services provided.

       Real estate asset depreciation and amortization increased $3,693, or 8.8%, from $41,921 to $45,614 due primarily to the impact of the development and acquisition of additional communities and capital improvements made to existing operating communities, offset in part by the impact of the sale of seven apartment communities in the second half of 2000, one apartment community during the second quarter of 2001 and two apartment communities during the fourth quarter of 2001.

       Property management expense for owned communities and third-party properties on a combined basis increased $1,130, or 11.3%, from $10,007 to $11,137 due primarily to the May 2001 acquisition of the D.C. Management Co. We allocate property management expenses to both owned communities and third-party properties based on the proportionate share of total apartment homes owned and units managed.

      Interest expense and credit enhancement fees decreased $810, or 1.8%, from $44,473 to $43,663 due primarily to a decrease in interest rates and a decrease in outstanding indebtedness associated with the sale of seven apartment communities in the second half of 2000, one apartment community in the second quarter of 2001 and two apartment communities during the fourth quarter of 2001.  This decrease is offset in part by an increase in operating debt associated with the development and acquisition of additional communities.

      Amortization of deferred financing costs increased $143, or 16.0%, from $895 to $1,038 due primarily to increased financing costs associated with the issuance of $150 million of senior unsecured notes in February 2001.

       General and administrative expense increased $55, or 0.8%, from $7,154 to $7,209 due primarily to an increase in (1) internal acquisition costs associated with the 2001 acquisitions of operating apartment communities and the D.C. Management Co., (2) long-term compensation expense and (3) inflationary increases in expenses. Such increases were offset in part by a decrease in abandoned real estate pursuit costs and marketing and branding campaign costs.

       Corporate asset depreciation and amortization increased $149, or 22.2%, from $671 to $820 due primarily to an increase in amortization resulting from the management contracts acquired in connection with the May 2001 acquisition of the D.C. Management Co.

       Unusual items of $8,847 in 2001 are comprised of (1) a $5,006 charge associated with the write-off of building components at Gables State Thomas Ravello that are being replaced in connection with a remediation program, (2) $2,200 of severance charges associated with organizational changes adopted in the fourth quarter of 2001, (3) $920 in reserves associated with certain technology investments and (4) $721 of abandoned real estate pursuit costs as a result of September 2001 events that impacted the U.S. economy.

       Equity in income of joint ventures decreased $157, or 39.3%, from $399 to $242 due primarily to the March 2001 acquisition of the membership interests of our venture partner in two stabilized communities in the GRAP JV and the August 2001 acquisition of our venture partner's 75% interest in Gables Metropolitan Uptown, a stabilized community. This decrease is also impacted by increased property taxes at certain of the communities and the suspension of lease-up activities at Gables State Thomas Ravello.

       Our share of the operating results for the apartment communities owned by the unconsolidated joint ventures  in which we have an interest during 2001 and 2000 is as follows:

2001
	Stabilized (a)	Development . & Lease-up (b)	Sales (c)	Total	Total 2000
Our share of joint venture results:

Rental and other revenues
Property operating and maintenance expenses
(exclusive of items shown separately below)
   Property net operating income
Interest expense and credit enhancement fees
Amortization of deferred costs
Other
   Funds from operations
Real estate asset depreciation
   Equity in income of joint ventures

Number of operating communities
Number of units in operating communities
Average percent occupied during the period

	$4,069 (1,642) 2,427 (1,046) (38) 15 1,358 (1,035) $ 323 7 2,502 93%	$1,137 (456) 681 (276) (22) - 383 (375) $ 8 4 1,116 41%	$1,106 (504) 602 (386) (12) 5 209 (298) $(89) 4 1,140 74%	$6,312 (2,602) 3,710 (1,708) (72) 20 1,950 (1,708) $ 242 15 4,758 76%	$5,690 (2,068) 3,622 (1,759) (70) 66 1,859 (1,460) $ 399 10 3,134 67%

(a) Communities that were owned and fully stabilized throughout 2001.
(b) Communities in the development and/or lease-up phase that were not fully stabilized during all or any of 2001.
(c) Communities that were sold subsequent to January 1, 2001.

      Gain on sale of previously depreciated operating real estate assets of $34,110 in 2001 relates to the sale of an apartment community in Atlanta comprising 386 apartment homes, an apartment community in Houston comprising 776 apartment homes and an apartment community in Dallas comprising 536 apartment homes.

       Gain on sale of land and development rights of $3,220 in 2001 is comprised of (1) $934 associated with the 2001 sale of 2.5 acres of land in Atlanta, (2) $1,590 associated with the 2001 contribution of land and development rights into the GRAP JV Two and (3) recognition of $696 of deferred gain associated with a land sale in 2000.

       Gain on sale of previously depreciated operating real estate assets in 2000 of $28,622 relates to the sale of an apartment community located in Dallas comprising 126 apartment homes, an apartment community in Houston comprising 228 apartment homes, two apartment communities located in San Antonio comprising 544 apartment homes, two apartment communities located in Nashville comprising 618 apartment homes and one apartment community in Memphis comprising 500 apartment homes.

       Gain on sale of land and development rights of $845 in 2000 relates to the sale of a parcel of land adjacent to an existing apartment community located in Atlanta.

Liquidity and Capital Resources

       Net cash provided by operating activities from continuing operations increased from $96,009 for the year ended December 31, 2001 to $101,997 for the year ended December 31, 2002 due to (1) a change in other assets between periods of $10,586, (2) a change in restricted cash between periods of $1,941 and (3) a change in other liabilities between periods of $4,078. Such increases were offset in part by a decrease of $10,617 in income from continuing operations (a) before certain non-cash or non-operating items, including depreciation, amortization, equity in income of joint ventures, gain on sale of real estate assets, long-term compensation expense and unusual items and (b) after operating distributions received from joint ventures. Net cash provided by operating activities from discontinued operations decreased from $4,542 to $2,963 due to the disposition of discontinued operations in 2002 and 2003.

      We used $123,405 of net cash in investing activities for the year ended December 31, 2001 compared to $17,361 for the year ended December 31, 2002. During the year ended December 31, 2002, we expended $91,281 related to acquisition, development, construction and renovation expenditures, $13,077 related to recurring value retention capital expenditures for operating apartment communities, $11,910 related to non-recurring and/or value-enhancing capital expenditures for operating apartment communities, $1,093 related to our investment in joint ventures and $1,059 related to other investments. During the year ended December 31, 2002, we received cash of (1) $46,803 in connection with the sale of wholly-owned real estate assets, (2) $43,227 in connection with the disposition of discontinued operations, (3) $10,680 in connection with our share of the net proceeds from the sale of joint venture real estate assets and (4) $349 of sale proceeds released from escrow to fund development activities. During the year ended December 31, 2001, we expended $215,552 related to acquisition, development, construction and renovation expenditures, $11,797 related to recurring value retention capital expenditures for operating apartment communities, $10,916 related to non-recurring and/or value-enhancing capital expenditures for operating apartment communities, $4,248 related to our investment in joint ventures and $954 related to other investments. During the year ended December 31, 2001, we received cash of (1) $18,519 in connection with our contribution of interests in certain land and development rights to the GRAP JV Two and (2) $93,634 in connection with the sale of wholly-owned real estate assets. In addition, during the year ended December 31, 2001, $7,909 of sales proceeds were released from escrow to fund development activities.

        We had $22,833 of net cash provided by financing activities for the year ended December 31, 2001 compared to $85,549 of net cash used in financing activities for the year ended December 31, 2002. During the year ended December 31, 2002, we expended (1) $115,000 in connection with the Trust’s redemption of the Series A Preferred Shares, (2) $84,261 in common and preferred distributions, (3) $13,977 in connection with Unit redemptions and Unit redemptions related to treasury share repurchases, (4) $2,935 in deferred financing costs and (5) $1,451 for a prepayment penalty incurred in connection with our tax-exempt debt refinancing. During the year ended December 31, 2002, we received net proceeds of (1) $81,343 from net borrowings, (2) $39,750 from the issuance by the Trust of the Series C Preferred Shares, (3) $7,602 from the exercise of share options and (4) $3,380 from principal payments released from escrow, net. During the year ended December 31, 2001, we had net borrowings of $94,916 and proceeds from the exercise of share options of $15,144. These net borrowings and share option proceeds were offset by payments for common and preferred dividends and distributions totaling $84,593, deferred financing costs of $1,906 and principal escrow payments deposited into escrow, net of $728.

        The Trust has elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, the Trust must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of the REIT's ordinary taxable income to its shareholders.  It is the current intention of the Trust to adhere to these requirements and maintain its REIT status. As a REIT, the Trust generally will not be subject to federal income tax on distributed taxable income. We utilize Gables Residential Services, a taxable REIT subsidiary, to provide management and other services to third parties that the Trust, as a REIT, may be prohibited from providing. Taxable REIT subsidiaries are subject to federal, state and local income taxes.

         As of December 31, 2002, we had total indebtedness of $958,574, cash and cash equivalents of $6,281 and principal escrow deposits reflected in restricted cash of $755.  Our indebtedness has an average of four years to maturity at December 31, 2002.

         The following information relating to the aggregate maturities of our notes payable at December 31, 2002 is presented below on a pro forma basis to reflect the February 2003 reissuance of the letters of credit enhancing $44,930 of tax-exempt bonds under the $252 million credit facility with a maturity date of May 2005.

	Regularly . Scheduled .. Principal .. Amortization Payments..	Balloon Principal Payment due at Maturity	Total
2003 2004 2005 2006 2007 2008 and thereafter	$1,925 1,667 1,735 1,654 1,775 14,240 $22,996	$ - 76,759 241,787 203,240 247,898 165,894 $935,578	$ 1,925 78,426 243,522 204,894 249,673 180,134 $958,574

          The indebtedness outstanding under each of our credit facilities totaling $75,608 at December 31, 2002 is reflected in the preceding table using the May 2005 maturity date of our $252 million credit facility. Outstanding indebtedness for each tax-exempt bond issue is reflected in the preceding table using the earlier of the related bond maturity date or the bond enhancement facility maturity date, as applicable.

         Our common and preferred distributions historically have been paid from cash provided by recurring real estate activities. We anticipate that such distributions will continue to be paid from cash provided by recurring real estate activities that include both operating activities and asset disposition activities when evaluated over a twelve-month period. This twelve-month evaluation period is relevant due to the timing of the payment of certain expense items that are accrued monthly but are paid on a less frequent basis, such as real estate taxes and interest on our senior unsecured notes.

         We have met and expect to continue to meet our short-term liquidity requirements through net cash provided by recurring real estate activities. Our net cash from recurring real estate activities has been adequate, and we believe that it will continue to be adequate, to meet both operating requirements and payment of dividends in accordance with REIT requirements. Recurring value retention capital expenditures and non-recurring and/or value-enhancing capital expenditures, in addition to monthly principal amortization payments, are also expected to be funded from recurring real estate activities that include both operating and asset disposition activities. We anticipate that acquisition, construction, development and renovation activities as well as land purchases, will be initially funded primarily through borrowings under our credit facilities described below.

       We expect to meet certain of our long-term liquidity requirements, such as scheduled debt maturities, repayment of short-term financing of construction, development and renovation activities and possible property acquisitions, through long-term secured and unsecured borrowings, the issuance of debt securities or equity securities, private equity investments in the form of joint ventures, or through the disposition of assets which, in our evaluation, may no longer meet our investment requirements.

      We currently have seven communities under development that are expected to comprise 2,015 apartment homes upon completion and an indirect 20% ownership interest in two development communities that are expected to comprise 373 apartment homes upon completion. The estimated costs to complete the development of these assets total $149 million at December 31, 2002, including $2 million of costs that are obligated to fund for the co-investment development communities. These costs are expected to be initially funded by $39 million in construction loan proceeds and $110 million in borrowings under our credit facilities described below.

$252 Million Credit Facility

      At December 31, 2002, we had $40 million in borrowings outstanding under our $225 million unsecured revolving credit facility provided by a syndicate of banks. In February 2003, we closed a modification to this credit facility which, among other things, increased the committed capacity thereunder to $252 million from $225 million. We have the option to further increase the capacity under the facility to $300 million from $252 million to the extent banks, from the syndicate or otherwise, voluntarily agree to provide the additional commitment. The facility currently has a maturity date of May 2005. Borrowings under the $252 million facility currently bear interest at our option of LIBOR plus 0.95% or prime minus 0.25%. Such scheduled interest rates may be adjusted up or down based on changes in our senior unsecured credit ratings and our leverage ratios. We may also enter into competitive bid loans with participating banks for up to $126 million at rates below the scheduled rates. In addition, we pay an annual facility fee currently equal to 0.20% of the $252 million commitment. In February 2003, approximately $46 million of letters of credit enhancing approximately $45 million of tax-exempt variable rate notes payable were reissued under this facility.

$75 Million Borrowing Facility

       We have a $75 million unsecured borrowing facility with a bank that currently has a maturity date of May 2005. The interest rate and maturity date related to each advance under this facility is agreed to by both parties prior to each advance. We had $34.7 million in borrowings outstanding under this facility at December 31, 2002 at an interest rate of 1.85%.

$10 Million Credit Facility

       At December 31, 2002, we had $0.9 million in borrowings outstanding under our $10 million unsecured revolving credit facility provided by a bank. The facility currently has a maturity date of December 31, 2003 with unlimited one-year extension options. Borrowings under this facility bear interest at the same scheduled interest rates as the $252 million credit facility.

Secured Construction Loans

       We have committed fundings under four construction-related financing vehicles for two wholly-owned development communities totaling $43 million from a bank. At December 31, 2002, we had drawn approximately $4 million under these variable-rate financing vehicles and therefore have approximately $39 million of remaining capacity. Borrowings under these vehicles bear interest at a weighted average rate of 3.25% at December 31, 2002.

Restrictive Covenants

       Our secured and unsecured debt agreements generally contain representations, financial and other covenants and events of default typical for each specific type of facility or borrowing.

       The indentures under which our publicly traded and other unsecured debt securities have been issued contain the following limitations on the incurrence of indebtedness: (1) a maximum leverage ratio of 60% of total assets; (2) a minimum debt service coverage ratio of 1.50:1; (3) a maximum secured debt ratio of 40% of total assets; and (4) a minimum amount of unencumbered assets of  150% of total unsecured debt.  Our indentures also include other affirmative and restrictive covenants.

       Our ability to borrow under our unsecured credit facilities and secured construction loans is subject to our compliance with a number of financial covenants, affirmative covenants and other restrictions on an ongoing basis.  The principal financial covenants impacting our leverage are: (1) our total debt may not exceed 60% of our total assets; (2) our annualized interest coverage ratio may not be less than 2.0:1; (3) our annualized fixed charge coverage ratio may be not less than 1.75:1; (4) our total secured debt may not exceed 35% of our total assets, and the recourse portion of our secured debt may not exceed 10% of our total assets; (5) our unencumbered assets may not be less than 175% of our total unsecured debt; (6) our tangible net worth may not be less than $600 million; and (7) our floating rate debt may not exceed 30% of our total assets.  Such financing vehicles also restrict the amount of capital we can invest in specific categories of assets, such as unimproved land, properties under construction, non-multifamily properties, debt or equity securities, and unconsolidated affiliates.

         In addition, we have a covenant under our unsecured credit facilities and secured construction loans that restricts our ability to make distributions in excess of stated amounts, which in turn restricts the Trust’s ability to declare and pay dividends.  In general, during any fiscal year, we may only distribute up to 100% of our consolidated income available for distribution.  This provision contains an exception to this limitation to allow us to make any distributions necessary to (1) allow the Trust to maintain its status as a REIT or (2) distribute 100% of the Trust’s taxable income.  We do not anticipate that this provision will adversely affect our ability to make distributions sufficient for the Trust to pay dividends under its current dividend policy.

         Our credit facilities, construction loans and indentures are cross-defaulted and also contain cross default provisions with other of our material indebtedness.  We were in compliance with covenants and other restrictions included in our debt agreements as of December 31, 2002.  The indentures and the $252 million credit facility agreement containing the financial covenants discussed above, as well as the other material terms of our indebtedness, including definitions of the many terms used in and the calculations required by financial covenants, have been filed with the Commission as exhibits to our periodic or other reports.

         Our tax-exempt bonds contain customary covenants for this type of financing which require a certain percentage of the apartments in the bond-financed communities to be rented to individuals based upon income levels specified by U.S. government programs.

Inflation

       Substantially all of the leases at our apartment communities are for a term of one year or less.  In the event of significant inflation, this may enable us to realize increased rents upon renewal of existing leases or the beginning of new leases. Short-term leases generally minimize our risk from the adverse effects of inflation, although these leases generally permit residents to leave at the end of the lease term without penalty and therefore expose us to the effect of a decline in market rents. In a deflationary rent environment, as is currently being experienced in certain of our markets, we are exposed to declining rents more quickly under these shorter term leases.

Certain Factors Affecting Future Operating Results

       This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "intend," "plan," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. These statements include, among other things, statements regarding our intent, belief or expectations with respect to the following:

  the Trust’s ability to increase shareholder value by producing consistent high quality earnings to sustain dividends and annual total returns that exceed the multifamily sector average;
  our ability to create a portfolio of high quality assets in strategically selected markets that are complementary through economic diversity and characterized by high job growth and resiliency to economic downturns;
  the ability of our portfolio to maintain high levels of occupancy and rental rates relative to overall market conditions;
  our ability to generate a return on invested capital that exceeds our long-term weighted average cost of capital while maintaining financial flexibility through a conservative, investment grade credit profile;
  our expectation that the markets we have selected for investment will continue to experience job growth that exceeds national averages, and that our EPN locations will outperform local market results;
  our ability to meet short-term liquidity requirements, including the payment of common and preferred distributions, through net cash provided by recurring real estate activities, and to meet long-term liquidity requirements through long-term secured and unsecured borrowings, the issuance of debt securities or equity securities, private equity investments in the form of joint ventures, or through the disposition of assets which, in our evaluation, may no longer meet our investment requirements; and
  estimated development and construction costs for our development and lease-up communities, and anticipated construction commencement, completion, lease-up and stabilization dates for these communities.

     You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

  national and local economic conditions generally, and the real estate market specifically, including changes in occupancy rates and market rents, a continued deceleration of economic conditions in our markets, and a failure of national and local economic conditions to rebound in a timely manner;
  changes in job growth, household formation and population growth in our markets;
  excess supply of and insufficient demand for apartment communities in our markets;
  competition, which could limit our ability to secure attractive investment opportunities, lease apartment homes or increase or maintain rents;
  our failure to sell apartment communities in a timely manner or on favorable terms;
  uncertainties associated with our development and construction activities, including the failure to obtain zoning and other approvals, actual development and construction costs exceeding our budgeted estimates and construction material defects;
  construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues;
  new debt or equity financing may not be available or may not be available on favorable terms, and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced or, if financed, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness;
  changes in interest rates;
  cash flow from recurring real estate activities may be insufficient to meet our short-term liquidity requirements, including the payment of common and preferred dividends;
  legislative, regulatory and accounting changes, including changes to laws governing the taxation of REITs or changes in GAAP; and
  potential liability for uninsured losses and environmental contamination.

       While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Supplemental Discussion - Funds From Operations

        Funds from operations (“FFO”) is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”).  We calculate FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO, as defined by NAREIT, represents net income (loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

          Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.  Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income.  The use of FFO, combined with the required primary GAAP presentations, has improved the understanding of operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful.  We generally consider FFO to be a useful measure for reviewing our comparative operating and financial performance (although FFO should be reviewed in conjunction with net income which remains the primary measure of performance) because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

        In May 2002, we expensed   $1,687 of early debt extinguishment costs.  Under accounting rules in effect at that time, these costs were classified as an extraordinary item and, as such, did not reduce FFO.  In April 2002, SFAS No. 145 was issued.  We adopted this standard on its January 1, 2003 effective date and, pursuant to the new rules, reclassified the $1,687 of early debt extinguishment costs from extraordinary items to unusual items.  In the computation of FFO pursuant to the NAREIT definition outlined above, net income is adjusted for extraordinary items but is not adjusted for unusual items.  As such, previously reported FFO for the year ended December 31, 2002 has been reduced by $1,687.  The adoption of this standard had no impact on previously reported net income.

       FFO presented herein is not necessarily comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.  However, our FFO is comparable to the FFO of REITs that use the NAREIT definition.  FFO should not be considered an   alternative to net income as an indicator of our operating performance.  Additionally, FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.  Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” for a discussion of our cash needs and cash flows.  A reconciliation of FFO available to common unitholders from net income available to common unitholders (the most directly comparable GAAP measure to FFO) is as follows:

	Years Ended December 31,
	2002		2001		2000
Net income available to common unitholders	$ 60,747		$ 69,323		$ 73,938

Real estate asset depreciation and amortization:
     Wholly-owned real estate assets - continuing operations
     Wholly-owned real estate assets - discontinued operations
     Joint venture real estate assets
        Total

	46,698 1,201 1,501 49,400		45,614 1,991 1,708 49,313		41,921 1,908 1,460 45,289

Gain on sale of previously depreciated operating real estate assets:
Wholly-owned real estate assets - continuing operations
Wholly-owned real estate assets - discontinued operations
Joint venture real estate assets
       Total

	(17,906 ( 9,829 ( 2,611 (30,346	) ) ) )	( 34,110 - - ( 34,110	) )	( 28,622 - - ( 28,622	) )
Funds from operations available to common unitholders - basic and diluted	$ 79,801		$ 84,526		$ 90,605
Average Units outstanding - basic	30,571		30,153		30,365
Average Units outstanding – diluted	30,684		30,314		30,439

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       Our capital structure includes the use of fixed-rate and variable-rate indebtedness. As such, we are exposed to the impact of changes in interest rates. We periodically seek input from third-party consultants regarding market interest rate and credit risk in order to evaluate our interest rate exposure. In certain situations, we may utilize derivative financial instruments in the form of rate caps, rate swaps or rate locks to hedge interest rate exposure by modifying the interest rate characteristics of related balance sheet instruments and prospective financing transactions. We do not utilize such instruments for trading or speculative purposes. We did not have any derivative instruments in place at December 31, 2002 or 2001.

       We typically refinance maturing debt instruments at the then-existing market interest rates and terms, which may be more or less favorable than the interest rates and terms on the maturing debt.

       The following table provides information about our financial instruments that are sensitive to changes in interest rates and should be read in conjunction with the accompanying consolidated financial statements and notes thereto. For debt obligations, the table presents principal cash flows and related weighted average interest rates in effect at December 31, 2002 by expected maturity dates. The indebtedness outstanding under each of our credit facilities is reflected in the table using the May 2005 maturity date of our $252 million credit facility. Outstanding indebtedness for each tax-exempt bond issue is reflected in the table using the earlier of the related bond maturity date or the bond enhancement facility maturity date, as applicable. The table is presented on a pro forma basis to reflect the February 2003 reissuance of the letters of credit enhancing $44,930 of tax-exempt bonds under the $252 million credit facility with a maturity date of May 2005. The weighted average interest rates presented in this table are inclusive of credit enhancement fees. There have been no substantial changes in our market risk profile from the preceding year and the assumptions are consistent with prior year assumptions.

Expected Year of Maturity
	2003	2004	2005	2006	2007	2008 and Thereafter	2002 Total	2002 Fair Value	2001 Total
Debt:
Conventional fixed rate Average interest rate	$1,720 7.19%	$20,021 7.13%	$108,280 6.80%	$178,909 7.28%	$207,913 6.13%	$121,659 7.34%	$638,502 6.83%	$692,223 4.46%	$504,062 7.53%
Tax-exempt fixed rate Average interest rate	$205 7.63%	$58,405 4.91%	$230 7.63%	$245 7.63%	$260 7.63%	$9,775 7.63%	$69,120 5.33%	$72,145 3.17%	$69,310 6.47%
Total fixed-rate debt Average interest rate	$1,925 7.24%	$78,426 5.48%	$108,510 6.80%	$179,154 7.28%	$208,173 6.13%	$131,434 7.36%	$707,622 6.68%	$764,368 4.34%	$573,372 7.40%
Tax-exempt variable rate Average interest rate	- -	- -	$55,015 2.47%	$25,740 2.45%	$41,500 2.35%	$48,700 2.36%	$170,955 2.41%	$170,955 2.41%	$170,955 2.47%
Variable-rate credit facilities Average interest rate	- -	- -	$75,608 1.89%	- -	- -	- -	$75,608 1.89%	$75,608 1.89%	$132,904 2.94%
Variable-rate construction loans Average interest rate	- -	- -	$4,389 3.25%	- -	- -	- -	$4,389 3.25%	$4,389 3.25%	- -
Total variable-rate debt Average interest rate	- -	- -	$135,012 2.17%	$25,740 2.45%	$41,500 2.35%	$48,700 2.36%	$250,952 2.26%	$250,952 2.26%	$303,859 2.68%
Total debt Average interest rate	$1,925 7.24%	$78,426 5.48%	$243,522 4.23%	$204,894 6.67%	$249,673 5.50%	$180,134 6.01%	$958,574 5.53%	$1,015,320 3.83%	$877,231 5.77%

       The estimated fair value of our debt at December 31, 2002 is based on a discounted cash flow analysis using current borrowing rates for debt with similar terms and remaining maturities. Such fair value is subject to changes in interest rates. Generally, the fair value will increase as interest rates fall and decrease as interest rates rise.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The financial statements and supplementary data are listed under Item 15(a) and filed as part of this report on the pages indicated.

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

   (a)   Financial Statements

 The financial statements listed below are filed as part of this report on the pages indicated.

Independent Auditors’ Report
Consolidated Balance Sheets as of December 31, 2002 and December 31, 2001
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000
Consolidated Statements of Partners’ Capital for the years ended December 31, 2002, 2001 and 2000
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000
Notes to Consolidated Financial Statements

23 24 25 26 27 28

INDEPENDENT AUDITORS’ REPORT

To Gables Realty Limited Partnership:

      We have audited the accompanying consolidated balance sheets of Gables Realty Limited Partnership and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 2002.  These financial statements are the responsibility of the management of Gables Realty Limited Partnership. Our responsibility is to express an opinion on the financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of Gables Realty Limited Partnership and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

       As discussed in Note 5 to the consolidated financial statements, in connection with the adoption of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002, the 2001 and 2000 results of operations and cash flows were restated in accordance with the provisions of such standards.  Also, as discussed in Note 14 to the consolidated financial statements, on January 1, 2003, Gables Realty Limited Partnership adopted the provisions of SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections."

 /s/ Deloitte & Touche LLP

Atlanta, Georgia
March 14, 2003, except for Notes 5, 10 and 14
as to which the date is September 5, 2003

GABLES REALTY LIMITED PARTNERSHIP CONSOLIDATED BALANCE SHEETS (Amounts in Thousands, Except Per Unit Data)
December 31,
2002	2001

ASSETS:
Real estate assets:
   Land
   Buildings
   Furniture, fixtures and equipment
   Construction in progress
   Investment in joint ventures
   Undeveloped land
     Real estate assets before accumulated depreciation
   Less: accumulated depreciation
     Net real estate assets

Cash and cash equivalents
Restricted cash
Deferred financing costs,  net of accumulated amortization of $4,903 and
    $5,450 at December 31, 2002 and 2001, respectively
Other assets, net
   Total assets

$250,095 1,259,399 130,547 129,159 12,256 12,951 1,794,407 (266,139) 1,528,268 6,281 7,632 5,555 36,198 $1,583,934	$248,955 1,204,680 109,324 157,570 20,898 19,376 1,760,803 (230,118) 1,530,685 4,231 12,013 4,351 37,926 $1,589,206

LIABILITIES AND PARTNERS' CAPITAL:
Notes payable
Accrued interest payable
Preferred distributions payable
Real estate taxes payable
Accounts payable and accrued expenses - construction
Accounts payable and accrued expenses - operating
Security deposits
   Total liabilities

Limited partners' common capital interest (5,811 and 6,090 common Units at
  December 31, 2002 and 2001, respectively)

Preferred partners' capital interest (180 Series Z Preferred Units), at $25.00 liquidation preference

Commitments and contingencies

Partners' capital:
   General partner (303 and 305 common Units)
   Limited partner (24,168 and 24,059 common Units)
   Preferred partners (2,000 Series B Preferred Units and 1,600 Series C
        Preferred Units at December 31, 2002; 4,600 Series A Preferred Units
        and 2,000 Series B Preferred Units at December 31, 2001), at
        $25.00 liquidation preference
   Total partners' capital
   Total liabilities, partners' capital interest and partners' capital

$958,574 14,081 2,026 16,172 7,275 18,814 4,133 1,021,075 142,054 4,500 4,957 321,348 90,000 416,305 $1,583,934	$877,231 8,384 1,412 17,065 9,082 16,914 4,834 934,922 180,467 4,500 4,766 299,551 165,000 469,317 $1,589,206

See notes to consolidated financial statements.

GABLES REALTY LIMITED PARTNERSHIP CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands, Except Per Unit Data)
	Years ended December 31,
	2002	2001	2000
Revenues: Rental revenues Other property revenues Total property revenues Property management revenues Ancillary services revenues Interest income Other revenues Total other revenues Total revenues	$207,899 11,741 219,640 7,309 8,317 378 700 16,704 236,344	$213,552 11,946 225,498 6,317 8,433 747 569 16,066 241,564	$209,156 11,801 220,957 5,241 9,711 1,029 840 16,821 237,778

Expenses:
Property operating and maintenance (exclusive of items shown separately below)
Real estate asset depreciation and amortization
Property management - owned
Property management - third party
Ancillary services
Interest expense and credit enhancement fees
Amortization of deferred financing costs
General and administrative
Corporate asset depreciation and amortization
Unusual items
     Total expenses

	78,354 46,698 6,334 6,563 5,236 43,656 1,336 7,377 1,722 1,687 198,963	74,147 45,614 5,957 5,180 5,806 43,663 1,038 7,209 820 8,847 198,281	72,029 41,921 5,968 4,039 4,916 44,473 895 7,154 671 - 182,066

Income from continuing operations before equity in income of joint ventures and gain on sale

Equity in income of joint ventures
Gain on sale of previously depreciated operating real estate assets
Gain on sale of land and development rights

Income from continuing operations

Operating income from discontinued operations
Gain on disposition of discontinued operations
Income from discontinued operations

	37,381 2,900 17,906 2,100 60,287 1,762 9,829 11,591	43,283 242 34,110 3,220 80,855 2,551 - 2,551	55,712 399 28,622 845 85,578 2,443 - 2,443
Net income	71,878	83,406	88,021
Distributions to preferred unitholders	(11,131)	(14,083)	(14,083)
Net income available to common unitholders	$60,747	$69,323	$73,938
Weighted average number of common Units outstanding - basic Weighted average number of common Units outstanding - diluted	30,571 30,684	30,153 30,314	30,365 30,439
Per Common Unit Information - Basic: Income from continuing operations (net of preferred distributions) Income from discontinued operations Net income available to common unitholders	$1.61 $0.38 $1.99	$2.21 $0.08 $2.30	$2.35 $0.08 $2.43

Per Common Unit Information - Diluted:
 Income from continuing operations (net of preferred distributions)
Income from discontinued operations
Net income available to common unitholders

                                                  See notes to consolidated financial statements.

	$1.60 $0.38 $1.98	$2.20 $0.08 $2.29	$2.35 $0.08 $2.43

GABLES REALTY LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
(Amounts in Thousands, Except Per Unit Data)

	General Partner		Limited Partner		Preferred Partners	Total Partners’ Capital		Limited Partners’ Common Capital Interest		Preferred Partners’ Capital Interest
Balance, December 31, 1999	$ 5,154		$348,850		$165,000	$519,004		$136,757		$4,500

Contributions from the Trust related to:
   Proceeds from the exercise of share options
   Issuance of shares for trustee compensation
   Issuance of share grants, net of forfeitures and deferred compensation
Contributions related to property acquisitions
Redemption of Units from the Trust for treasury share purchases
Redemption of Units for cash
Net income available to common unitholders
Distributions declared and paid ($2.20 per Unit)
Adjustment to reflect limited partners' redeemable capital at redemption value at balance sheet date

	47 1 22 104 ( 452 ( 9 739 ( 665 ( 374	) ) ) )	4,652 57 2,208 ( 104 ( 44,773 9 56,840 ( 51,244 ( 37,026	) ) ) )	- - - - - - - - -	4,699 58 2,230 - ( 45,225 - 57,579 ( 51,909 ( 37,400	) ) )	- - - 10,373 - ( 888 16,359 ( 14,639 37,400	) )	- - - - - - - - -
Balance, December 31, 2000	4,567		279,469		165,000	449,036		185,362		4,500

Contributions from the Trust related to:
   Proceeds from the exercise of share options
   Issuance of shares for trustee compensation
   Issuance of share grants, net of forfeitures and deferred compensation
Conversion of redeemable Units to common shares
Net income available to common unitholders
Distributions declared and paid ($2.34 per Unit)
Adjustment to reflect limited partners' redeemable capital at redemption value at balance sheet date

	151 1 16 163 693 ( 707 ( 118	) )	14,993 87 1,550 16,159 54,381 ( 55,447 ( 11,641	) )	- - - - - - -	15,144 88 1,566 16,322 55,074 ( 56,154 ( 11,759	) )	- - - ( 16,322 14,249 ( 14,581 11,759	) )	- - - - - - -
Balance, December 31, 2001	4,766		299,551		165,000	469,317		180,467		4,500

Contributions from (distributions to) the Trust related to:
   Net proceeds from issuance of Series C Preferred Shares
   Redemption of Series A Preferred Shares
   Proceeds from the exercise of share options
   Issuance of shares for trustee compensation
   Issuance of share grants, net of forfeitures and deferred compensation
Redemption of Units from the Trust for treasury share purchases
Redemption of Units for cash
Conversion of redeemable Units to common shares
Net income available to common unitholders
Distributions declared and paid ($2.41 per Unit)
Adjustment to reflect limited partners' redeemable capital at redemption value at balance sheet date

	( 3 - 76 1 31 ( 136 ( 4 74 607 ( 737 282	) ) ) )	( 247 - 7,526 113 3,052 ( 13,489 4 7,315 48,286 ( 58,663 27,900	) ) )	40,000 ( 115,000 - - - - - - - - -)	39,750 ( 115,000 7,602 114 3,083 ( 13,625 - 7,389 48,893 ( 59,400 28,182	) ) )	- - - - - - ( 352 ( 7,389 11,854 ( 14,344 ( 28,182	) ) ) )	- - - - - - - - - - -
Balance, December 31, 2002	$ 4,957		$321,348		$ 90,000	$416,305		$142,054		$4,500
See notes to consolidated financial statements.

GABLES REALTY LIMITED PARTNERSHIP CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in Thousands, Except Per Unit Data)
Years Ended December 31, 2002 2001 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income
Adjustments to reconcile net income to net cash provided
     by operating activities of continuing operations:
     Income from discontinued operations
     Depreciation and amortization
     Equity in income of joint ventures
     Gain on sale of real estate assets
     Long-term compensation expense
     Unusual items
     Operating distributions received from joint ventures
     Change in operating assets and liabilities:
        Restricted cash
        Other assets
        Other liabilities, net
          Net cash provided by operating activities from continuing operations
          Net cash provided by operating activities from discontinued operations
            Net cash provided by operating activities

	$71,878 ( 11,591 49,756 ( 2,900 (20,006 1,230 1,687 1,745 649 ( 121 9,670 101,997 2,963 104,960	) ) ) )	$83,406 ( 2,551 47,472 ( 242 ( 37,330 1,331 8,627 1,703 ( 1,292 ( 10,707 5,592 96,009 4,542 100,551	) ) ) ) )	$88,021 ( 2,443 43,487 ( 399 ( 29,467 1,128 - 1,432 227 616 ( 1,068 101,534 4,351 105,885	) ) ) )

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition, development, construction and renovation of real estate assets
Recurring value retention capital expenditures
Non-recurring and/or value-enhancing capital expenditures
Restricted cash released from (held in) escrow, net
Net proceeds from sale of wholly-owned real estate assets
Net proceeds from disposition of discontinued operations
Investment in joint ventures
Net proceeds from sale of joint venture real estate assets
Proceeds from contribution of real estate assets to joint venture
Other
          Net cash (used in) provided by investing activities

	( 91,281 ( 13,077 ( 11,910 349 46,803 43,227 ( 1,093 10,680 - ( 1,059 (17,361	) ) ) ) ) )	( 215,552 ( 11,797 ( 10,916 7,909 93,634 - ( 4,248 - 18,519 ( 954 (123,405	) ) ) ) ) )	( 90,333 ( 10,910 ( 9,609 ( 8,526 141,952 - ( 3,007 - - ( 696 18,871	) ) ) ) ) )

CASH FLOWS FROM FINANCING ACTIVITIES:
 Contributions from (distributions to) the Trust related to:
   Redemption of Series A Preferred Shares
   Net proceeds from issuance of Series C Preferred Shares
   Proceeds from the exercise of share options
Unit redemptions and Unit redemptions related to treasury share purchases
Payments of deferred financing costs
Notes payable proceeds
Notes payable repayments
Prepayment penalty
Principal escrow payments released from (deposited into) escrow, net
Preferred distributions paid
Common distributions paid ($2.41, $2.34 and $2.20 per Unit, respectively)
       Net cash  (used in) provided by financing activities

Net change in cash and cash equivalents
Cash and cash equivalents, beginning of year
Cash and cash equivalents, end of year

	(115,000 39,750 7,602 ( 13,977 (2,935 224,562 ( 143,219 ( 1,451 3,380 ( 10,517 ( 73,744 ( 85,549 2,050 4,231 $ 6,281	) ) ) ) ) ) ) )	- - 15,144 - (1,906 338,707 (243,791 - ( 728 ( 13,858 ( 70,735 22,833 ( 21 4,252 $ 4,231	) ) ) ) ) )	- - 4,699 (47,281 ( 1,065 146,825 (150,507 - ( 732 ( 13,858 ( 66,548 (128,467 ( 3,711 7,963 $ 4,252	) ) ) ) ) ) ) )
Supplemental disclosure of cash flow information: Cash paid for interest Interest capitalized Cash paid for interest, net of amounts capitalized See notes to consolidated financial statements.	$45,787 8,875 $36,912		$48,421 8,844 $39,577		$53,334 8,858 $44,476

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Property and Per Unit Data)

       Unless the context otherwise requires, all references to "we," "our" or "us" in this report refer collectively to Gables Realty Limited Partnership and its subsidiaries.

1.    ORGANIZATION AND FORMATION

        Gables Realty Limited Partnership (the "Operating Partnership") is the entity through which Gables Residential Trust (the "Trust"), a real estate investment trust (a "REIT"), conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets. The Trust was formed in 1993 under Maryland law to continue and expand the operations of its privately owned predecessor organization. The Trust completed its initial public offering on January 26, 1994.

       We are a fully integrated real estate company engaged in the multifamily apartment community management, development, construction, acquisition and disposition businesses. We also provide management, development and construction, corporate rental housing and brokerage services to third parties and unconsolidated joint ventures. Substantially all of our third-party management businesses are conducted through a wholly-owned subsidiary, Gables Residential Services.

       As of December 31, 2002, the Trust was an 80.8% economic owner of our common equity. The Trust controls us through Gables GP, Inc. ("Gables GP"), a wholly-owned subsidiary of the Trust and our sole general partner. This organizational structure is commonly referred to as an umbrella partnership REIT or "UPREIT." The board of directors of Gables GP, the members of which are the same as the members of the Trust's board of trustees, manages our affairs by directing the affairs of Gables GP. The Trust's limited partnership and indirect general partnership interests in us entitle it to share in our cash distributions, and in our profits and losses in proportion to its ownership interest therein and entitles the Trust to vote on all matters requiring a vote of the limited partners. Generally, our other limited partners are persons who contributed their direct or indirect interests in certain of our real estate assets primarily in connection with the IPO and the 1998 acquisition of the real estate assets and operations of Trammell Crow Residential South Florida ("South Florida"). We are obligated to redeem each common unit of limited partnership interest ("Units") held by a person other than the Trust at the request of the holder for an amount equal to the fair market value of a share of the the Trust's common shares at the time of such redemption, provided that the Trust, at its option, may elect to acquire each Unit presented for redemption for one common share or cash. Such limited partners' redemption rights are reflected in "limited partners' capital interest" in our accompanying consolidated balance sheets at the cash redemption amount at the balance sheet date. The Trust's percentage ownership interest in us will increase with each redemption. In addition, whenever the Trust issues common shares or preferred shares, it is obligated to contribute any net proceeds to us and we are obligated to issue an equivalent number of common or preferred Units with substantially identical rights as the common or preferred shares, as applicable, to the Trust.

       Distributions to holders of Units are made to enable distributions to be made to the Trust's shareholders under its dividend policy. The Trust must currently distribute 90% of its ordinary taxable income to its shareholders. We make distributions to the Trust to enable it to satisfy this requirement.

      As of December 31, 2002, we managed a total of 159 multifamily apartment communities owned by us and our third-party clients comprising 44,676 apartment homes.  At December 31, 2002, we owned 74 stabilized multifamily apartment communities comprising 20,422 apartment homes, an indirect 25% interest in one stabilized apartment community comprising 345 apartment homes, an indirect 20% interest in two stabilized apartment communities comprising 621 apartment homes and an indirect 8.3% interest in three stabilized apartment communities comprising 1,118 apartment homes. We also owned nine multifamily apartment communities under development or in lease-up at December 31, 2002 that are expected to comprise 2,410 apartment homes upon completion and an indirect 20% interest in four apartment communities under development or in lease-up at December 31, 2002 that are expected to comprise 967 apartment homes upon completion. In addition, as of December 31, 2002, we owned a parcel of land on which we intend to develop an apartment community that we currently expect will comprise an estimated 450 apartment homes. We also have rights to acquire additional parcels of land on which we believe we could develop communities. Any future development is subject to obtaining permits and other governmental approvals, as well as our ongoing business review, and may not be undertaken or completed.

2. COMMON AND PREFERRED EQUITY ACTIVITY

Secondary Common Share Offerings

      Since the IPO, the Trust has issued a total of 14,831 common shares in eight offerings, generating $347.8 million in net proceeds which were generally used (1) to reduce outstanding indebtedness under interim financing vehicles utilized to fund our development and acquisition activities and (2) for general working capital purposes, including funding of future development and acquisition activities.

Preferred Share Offerings

        On September 27, 2002, the Trust issued 1,600 shares of 7.875% Series C Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) in a private placement to an institutional investor. The net proceeds from this issuance of $39.8 million, together with the net proceeds of $39.8 million from the concurrent issuance of $40 million of senior unsecured notes, were used to retire approximately $82.5 million of  unsecured indebtedness at an interest rate of 8.3% that was scheduled to mature in December 2002.  The Series C Preferred Shares may be redeemed at the Trust’s option at $25.00 per share plus accrued and unpaid dividends on or after September 30, 2006.  The Series C Preferred Shares are not subject to any sinking fund or convertible into any other securities of the Trust.

        On June 18, 1998, the Trust issued 180 shares of 5.0% Series Z Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share) in connection with the acquisition of a parcel of land for future development. The Series Z Preferred Shares, which are subject to mandatory redemption on June 18, 2018, may be redeemed at our option at any time for $25.00 per share plus accrued and unpaid dividends. The Series Z Preferred Shares are not subject to any sinking fund or convertible into any other securities of the Trust.

         On July 24, 1997, the Trust issued 4,600 shares of 8.30% Series A Cumulative Redeemable Preferred Shares (liquidation preference $25.00 per share). The net proceeds from this offering of $111.0 million were used to reduce outstanding indebtedness under interim financing vehicles.  The Trust redeemed all outstanding Series A Preferred Shares for $115 million on August 9, 2002 with proceeds from our $180 million senior unsecured note issuance on July 8, 2002.

Issuances of Common Operating Partnership Units

      Since the IPO, we have issued a total of 4,421 Units in connection with the 1998 acquisition of the real estate assets and operations of Trammell Crow Residential South Florida, the acquisition of other operating apartment communities and the acquisition of a parcel of land for future development. The 4,421 Units issued include 470 Units valued at $10.4 million that were issued on January 1, 2000, related to a deferred portion of the South Florida acquisition purchase price.

Issuance of Preferred Operating Partnership Units

      On November 12, 1998, we issued 2,000 of our 8.625% Series B Preferred Units to an institutional investor. The net proceeds from this issuance of $48.7 million were used to reduce outstanding indebtedness under interim financing vehicles. The Trust has the option to redeem the Series B Preferred Units after November 14, 2003. These Units are exchangeable by the holder into 8.625% Series B Cumulative Redeemable Preferred Shares of the Trust on a one-for-one basis; however, this exchange right is generally not exercisable until after November 14, 2008. The Series B Preferred Units have no stated maturity, sinking fund or mandatory redemption.

Common Equity Repurchase Program

       We have a common equity repurchase program pursuant to which the Trust is authorized to purchase up to $200 million of its outstanding common shares or Units. We view the repurchase of common equity with consideration of other investment alternatives when capital is available to be deployed.  The Trust has repurchased shares from time to time in open market and privately negotiated transactions, depending on market prices and other conditions, using proceeds from sales of selected assets. Whenever the Trust repurchases common shares from shareholders, we are required to redeem from the Trust an equivalent number of Units on the same terms and for the same aggregate price. After redemption, the Units redeemed by us are no longer deemed outstanding. Units have also been repurchased for cash upon their presentation for redemption by unitholders. As of December 31, 2002, we had redeemed 4,806 Units, including 4,506 Units redeemed by the Trust, for a total of $116.0 million, including $0.2 million in related commissions.

Shelf Registration Statement

      The Trust has an effective shelf registration statement on file with the Securities and Exchange Commission that currently provides $500 million of equity capacity.  The debt portion of our shelf registration statement has been fully utilized as a result of our February 2001and July 2002 senior unsecured note offerings.

3.  PORTFOLIO AND OTHER FINANCING ACTIVITY

Community Dispositions Subject to Discontinued Operations Reporting

      In February 2003, we sold an apartment community located in Dallas comprising 300 apartment homes.  The net proceeds from this sale were $18.7 million and were used to paydown outstanding borrowings under our interim financing vehicles.  The gain  from the sale of this community was $5.0 million.

       During 2002, we sold two apartment communities located in Houston comprising 660 apartment homes. The net proceeds from these sales were $43.2 million and were used to paydown outstanding borrowings under our interim financing vehicles and purchase common shares and Units under our common equity repurchase program. The aggregate gain from the sale of these two communities was $9.8 million.

       Historical operating results and gains are included as discontinued operations in the accompanying consolidated statements of operations.  See Notes 4 and 5 for further discussion.

Community and Land Dispositions Not Subject to Discontinued Operations Reporting

       During 2002, we sold a 13.3 acre parcel of land in Houston that was adjacent to an apartment community sold, an apartment community located in Houston comprising 246 apartment homes and an apartment community located in Atlanta comprising 311 apartment homes. The net proceeds from these sales were $46.8 million and were used to paydown outstanding borrowings under our interim financing vehicles and purchase common shares and Units under our common equity repurchase program. The gain from the land sale was $0.8 million and the aggregate gain from the sale of the two communities was $17.9 million.  In addition, we recognized $1.3 million of deferred gain during the year ended December 31, 2002 associated with prior year sale transactions.

       During 2002, the Gables Residential Apartment Portfolio JV (the "GRAP JV") sold two apartment communities located in South Florida comprising 610 apartment homes, an apartment community in Dallas comprising 222 apartment homes and an apartment community located in Houston comprising 382 apartment homes. Our share of the net sales proceeds after repayment of construction loan indebtedness of $46.7 million was $10.7 million, resulting in a gain of $2.6 million.

       During 2001, we sold an apartment community located in Atlanta comprising 386 apartment homes, an apartment community located in Houston comprising 776 apartment homes, an apartment community located in Dallas comprising 536 apartment homes and a 2.5 acre parcel of land adjacent to one of our development communities located in Atlanta. The net proceeds from these sales totaled $93.6 million, $9 million of which was deposited into an escrow account and was used to fund acquisition activities. The balance of the net proceeds was used to repay a $16 million note assumed in connection with our September 2001 acquisition of the Gables State Thomas Ravello community and to paydown outstanding borrowings under interim financing vehicles. The gain from the land sale was $0.9 million and the aggregate gain from the sale of previously depreciated operating real estate assets was $34.1 million, all of which was recognized in 2001. In addition, we recognized $0.7 million of deferred gain associated with a parcel of land we sold in 2000 during the year ended December 31, 2001.

       During 2001, we contributed our interest in certain land and development rights (including sitework and building permits, architectural drawings and plans, and other related items) to the Gables Residential Apartment Portfolio JV Two (the "GRAP JV Two") with a value of $23.1 million in return for (1) cash of $18.5 million and (2) an increase to our capital account in GRAP JV Two of $4.6 million. The $2.8 million of gain associated with this contribution was recognized when earned using the percentage of completion method since we serve as the developer and general contractor for the joint venture. We recognized $1.2 million and $1.6 million of this gain during the years ended December 31, 2002 and 2001, respectively.

       During 2000, we sold an apartment community located in Dallas comprising 126 apartment homes, an apartment community located in Houston comprising 228 apartment homes, two apartment communities located in San Antonio comprising 544 apartment homes and a parcel of land adjacent to an existing apartment community located in Atlanta. In addition, on December 28, 2000, we sold substantially all of our interests in three apartment communities located in Nashville and Memphis, comprising 1,118 apartment homes, to the CMS Tennessee Multifamily JV. The net proceeds from these sales totaled $142.0 million, $30.2 million of which was deposited into an escrow account and was used to fund development and acquisition activities. The balance of the net proceeds was used to (1) repay an $18.6 million note that encumbered one of the assets sold, (2) paydown outstanding borrowings under interim financing vehicles and (3) purchase common shares and Units under the Trust’s common equity repurchase program. The aggregate gain from the sale of previously depreciated operating real estate assets was $28.6 million, all of which was recognized in 2000. The gain from the land sale was $1.6 million, of which $0.8 million was recognized in 2000. Gain of $0.8 million associated with the land sale was deferred at December 31, 2000 and was recognized when earned during 2001 and 2002 using the percentage of completion method because we served as the general contractor for the construction of an apartment community on the parcel of land sold.

       Historical operating results and gains are included in continuing operations in the accompanying consolidated statements of operations.  See Notes 4 and 5 for further discussion.

Community Acquisitions

       On September 28, 2001, we acquired the 80% membership interest of our venture partner in the GRAP JV in the Gables State Thomas Ravello apartment community located in Dallas comprising 290 apartment homes. In consideration for the interest in such community, we paid $12 million in cash and assumed a $16 million secured variable-rate note. This consideration was based on a valuation of the asset of $31 million and is net of our $3 million share of the venture distribution. We recorded a $5 million charge to unusual items in 2001 associated with the write-off of building components that are being replaced in connection with a remediation program to address water infiltration issues affecting the asset.

       On August 28, 2001, we acquired an apartment community located in Washington, D.C. comprising 82 apartment homes for approximately $25 million in cash.

       On August 1, 2001, we acquired the 75% interest of our venture partner in the Gables Metropolitan Uptown apartment community located in Houston comprising 318 apartment homes with cash. The asset was valued at approximately $27 million.

       On March 30, 2001, we acquired the 80% membership interests of our venture partner in the GRAP JV in the Gables Palma Vista and Gables San Michelle II apartment communities located in South Florida comprising 532 apartment homes for $66 million. This cash consideration was based on a valuation of the assets of $75 million and is net of our $9 million share of the venture distribution.

       On September 1, 2000, we acquired an apartment community located in Austin comprising 160 apartment homes. In consideration for such community, we paid $6 million in cash and assumed a $14 million secured fixed-rate note.

       The cash portion of the consideration for each denoted acquisition was funded with advances under our interim financing vehicles.

Other Acquisition

       In May 2001, we acquired a property management company based in Washington, D.C. that managed approximately 3,600 units in 24 multifamily apartment communities located in Washington, D.C. and the surrounding area (the "D.C. Management Co.").  Our total investment of approximately $1.6 million was structured to be paid in three installments based on results of the acquired business operations.  As of December 31, 2002, we had funded $1.1 million of the $1.6 million total investment.  The final installment of $0.5 million is expected to be paid in 2003.

Senior Unsecured Note Issuance

       On September 27, 2002, we issued $40 million of senior unsecured notes in two series in a private placement to an institutional investor: $30 million at an interest rate of 5.86% maturing in September 2009 and $10 million at an interest rate of 6.10% maturing in September 2010. The net proceeds of $39.8 million, together with the net proceeds of $39.8 million from the concurrent issuance by the Trust of the 7.875% Series C Cumulative Redeemable Preferred Shares, were used to retire approximately $82.5 million of senior unsecured notes at an interest rate of 8.3% that were scheduled to mature in December 2002. We did not incur any prepayment costs in connection with the early debt retirement.

       On July 8, 2002, we issued $180 million of senior unsecured notes which bear interest at a rate of 5.75%, were priced to yield 5.81% and mature in July 2007. The net proceeds of $178 million were used to redeem all outstanding shares of the 8.3% Series A Cumulative Redeemable Preferred Shares totaling $115 million on August 9, 2002 and to reduce borrowings under our interim financing vehicles.

       On February 22, 2001, we issued $150 million of senior unsecured notes which bear interest at a rate of 7.25%, were priced to yield 7.29% and mature in February 2006. The net proceeds of $148.5 million were used to reduce borrowings under our unsecured credit facilities and repay our $40 million term loan, which had a November 2001 maturity date.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

      We are a fully integrated real estate company engaged in the multifamily apartment community management, development, construction, acquisition and disposition businesses. We also provide management, development and construction, corporate rental housing and brokerage services to third parties and unconsolidated joint ventures.  Our operating performance is based predominantly on net operating income from the multifamily apartment communities we own, which are located in major markets in Texas, Georgia, Florida, Washington, D.C. and Tennessee.  See Note 11.

Basis of Presentation

      The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and  include the consolidated accounts of Gables Realty Limited Partnership and its subsidiaries, including Gables Residential Services. We consolidate the financial statements of all entities in which we have a controlling financial interest, as that term is defined under GAAP, through either majority voting interest or contractual agreements.   Our investments in non-controlled joint ventures are accounted for using the equity method.  Information regarding these unconsolidated joint ventures is included in Note 6.  All significant intercompany accounts and transactions have been eliminated in consolidation

Reclassifications

      Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation.

Use of Estimates

     The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      Rental: We lease our residential properties under operating leases with terms generally equal to one year or less. Rental income is recognized when earned, which materially approximates revenue recognition on a straight-line basis.

      Property management: We provide property management services to third parties and unconsolidated joint ventures.  Property management fees are recognized when earned.

      Ancillary services: We provide development and construction, corporate rental housing and brokerage services to third parties and unconsolidated joint ventures. Development and construction services are typically provided under "cost plus a fee" contracts. Because our clients are obligated to fund the costs that are incurred on their behalf pursuant to the related contract, we net the reimbursement of these costs against the billings for such costs. Development and construction fees are recognized when earned using the percentage of completion method. During the years ended December 31, 2002, 2001 and 2000, we recognized $2.4 million, $3.1 million and $4.9 million, respectively, in development and construction fees under related contracts with gross billings of $43.9 million, $81.1 million and $83.2 million, respectively. Corporate rental housing revenues and brokerage commissions are recognized when earned.

       Gains on sales of real estate assets: Gains on sales of real estate assets are recognized pursuant to the provisions of SFAS No. 66, "Accounting for Sales of Real Estate." The specific timing of the recognition of the sale and the related gain is measured against the various criteria in SFAS No. 66 related to the terms of the transactions and any continuing involvement associated with the assets sold. To the extent the sales criteria are not met, we defer gain recognition until the sales criteria are met.

Cost Capitalization

      As a vertically integrated real estate company, we have in-house investment professionals involved in the development, construction and acquisition of apartment communities. Direct internal costs associated with development and construction activities for wholly-owned assets are included in the capitalized development cost of such assets. Direct internal costs associated with development and construction activities for third parties and unconsolidated joint ventures are reflected in ancillary services expense as the related services are being rendered. As required by GAAP, we expense all internal costs associated with the acquisition of operating apartment communities to general and administrative expense in the period such costs are incurred.

      Our real estate development pursuits are subject to obtaining permits and other governmental approvals, as well as our ongoing business review of the underlying real estate fundamentals and the impact on our capital structure. We do not always move forward with development of our real estate pursuits, and therefore, we evaluate the viability of real estate pursuits and the recoverability of capitalized pursuit costs regularly. Based on this periodic review, we expense any costs that are deemed unrealizable at that time to general and administrative expense.

       During the development and construction of a new apartment community, we capitalize related interest costs, as well as other carrying costs such as property taxes and insurance. We begin to expense these items as the construction of the community becomes substantially complete and the residential apartment homes become available for initial occupancy. Accordingly, we gradually reduce the amounts we capitalize as construction is being completed.

       Expenditures in excess of $1 for purchases of a new asset with a useful life in excess of one year and for replacements and repairs that extend the useful life of the asset are capitalized and depreciated over their useful lives. Recurring value retention capital expenditures are typically incurred every year during the life of an apartment community and include such expenditures as carpet, flooring and appliances. Non-recurring capital expenditures are costs that are generally incurred in connection with a major project impacting an entire community, such as roof replacement, parking lot resurfacing, exterior painting and siding replacement. Value-enhancing capital expenditures are costs for which an incremental value is expected to be achieved from increasing the NOI potential for a community or recharacterizing the quality of the income stream with an anticipated reduction in potential sales cap rate for items such as replacement of wood siding with a masonry based hardi-board product, amenity upgrades and additions, installation of security gates and additions of covered parking. Recurring value retention and non-recurring and/or value-enhancing capital expenditures do not include costs incurred in connection with a major renovation of an apartment community. Repairs and maintenance, such as landscaping maintenance, interior painting and cleaning and supplies used in such activities, are expensed as incurred.

Depreciation and Asset Impairment Evaluation

        Under GAAP, real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired.  Depreciation is computed on a straight-line basis over the estimated useful lives of 20 to 40 years for buildings and improvements and 5 years for furniture, fixtures and equipment. As required by GAAP, we periodically evaluate our real estate assets to determine if there has been any impairment in their carrying value and record impairment losses if there are indicators of impairment and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. No such impairment losses have been recognized to date.

Purchase Price Allocation for Apartment Community Acquisitions

       In connection with the acquisition of an apartment community, we perform a valuation and allocation to each asset and liability acquired in such transaction, based on their estimated fair values at the date of acquisition. The valuation of assets acquired subsequent to July 1, 2001, the effective date of SFAS No. 141, "Business Combinations," includes both tangible assets and intangible assets. Tangible asset values, consisting of land, buildings and improvements, and furniture, fixtures and equipment, are reflected in real estate assets and depreciated over their estimated useful lives. Intangible asset values, consisting of at-market, in-place leases and resident relationships, are reflected in other assets and amortized over the average remaining lease term of the acquired resident relationships.

Cash and Cash Equivalents

       All investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Restricted Cash

       Restricted cash is primarily comprised of residential security deposits, tax escrow funds, repairs and maintenance reserve funds and principal escrow deposits for tax-exempt bonds. In certain situations, we have deposited sales proceeds into escrow accounts to fund development and acquisition activities.

Deferred Financing Costs and Amortization

       Deferred financing costs include fees and costs incurred to obtain financing and are capitalized and amortized over the terms of the related notes payable.

Interest Rate Protection Agreements and Derivative Instruments

       In the ordinary course of business, we are exposed to interest rate risks. We periodically seek input from third party consultants regarding market interest rate and credit risk in order to evaluate our interest rate exposure. In certain situations, we may utilize derivative financial instruments in the form of rate caps, rate swaps or rate locks to hedge interest rate exposure by modifying the interest rate characteristics of related balance sheet instruments and prospective financing transactions. We do not utilize such instruments for trading or speculative purposes. Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged; correlate in notional amount, rate, and term with the balance sheet instrument being hedged and be designated as a hedge at the inception of the derivative contract.

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, was effective for us beginning January 1, 2001.  This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statements of operations, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.  We had no derivative instruments in place as of January 1, 2001 and we have not put any new derivative instruments in place since then.

Stock Options

      At December 31, 2002, the Trust had one stock-based employee compensation plan, which is described more fully in Note 13.  Through December 31, 2002, we have accounted for options issued under this plan in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized since all options have been granted with an exercise price equal to the fair value of the Trust’s common shares on the date of grant.  Had compensation cost been determined consistent with  SFAS No. 123, "Accounting for Stock-Based Compensation," our net income and earnings per Unit would have been reduced to the following pro forma amounts:

	2002	2001	2000
Net income available to common unitholders, as reported	$60,747	$69,323	$73,938
Deduct: Total stock-based employee compensation expense determined under fair value based method for all option awards	(352)	(551)	(817)
Net income available to common unitholders, pro forma	$60,395	$68,772	$73,121
Earnings Per Unit: Basic - as reported Basic - pro forma Diluted - as reported Diluted - pro forma	$1.99 $1.98 $1.98 $1.97	$2.30 $2.28 $2.29 $2.27	$2.43 $2.41 $2.43 $2.40

      To date, options have been granted with an exercise price equal to the fair value of the Trust’s common shares on the dates the options were granted.  At December 31, 2002, 893 common shares are subject to outstanding options granted to the Trust’s officers, employees and trustees. These outstanding options have exercise prices ranging from $19.50 to $30.20 and a weighted average remaining contractual life of 5.5 years at December 31, 2002.

     A summary of the options activity for the years ended December 31, 2002, 2001 and 2000 is as follows:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year Granted Forfeited Exercised Outstanding at end of year Exercisable at end of year	1,196 15 (23) (295) 893 628	$25.64 30.20 26.53 25.77 $25.64 $25.10	1,794 13 (13) (598) 1,196 716	$25.52 27.95 26.02 25.34 $25.64 $25.14	2,051 20 (71) (206) 1,794 1,129	$25.29 24.50 26.45 22.77 $25.52 $25.10

      The weighted average fair value of options granted is $4.29,  $3.18 and $2.62  for 2002, 2001 and 2000, respectively. The fair value of each option grant as of the date of grant has been estimated using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2002, 2001 and 2000, respectively: risk-free interest rates of 4.36%, 5.12% and 6.71%; expected lives of 4.67, 5.20 and 5.83; dividend yields of 7.98%,  8.62% and 9.27%; and expected volatility of 31%, 27% and 25%.

Property Management Expenses

       We manage owned properties as well as properties owned by third parties and unconsolidated joint ventures for which we provide services for a fee. Property management expenses have been allocated between owned and third-party properties in the accompanying statements of operations based on the proportionate number of owned and third-party apartment homes managed by us during the applicable periods.

Income Taxes

       No federal or state income taxes are reflected in the accompanying financial statements since we are a partnership and our partners are required to include their respective share of profits and losses in their income tax returns.  We utilize Gables Residential Services, a taxable REIT subsidiary, to provide management and other services to third parties that a REIT may be prohibited from providing.  Taxable REIT subsidiaries are subject to federal, state and local income taxes. The tax attributes of Gables Residential Services are immaterial to the accompanying consolidated financial statements.
Recent Accounting Pronouncements

        In June 2001, SFAS No. 141, "Business Combinations," (effective for us July 1, 2001) and SFAS No. 142, "Goodwill and Other Intangible Assets," (effective for us January 1, 2002) were issued. These standards govern business combinations, asset acquisitions and the accounting for acquired intangibles. We determine whether intangible assets related to at-market, in-place leases and resident relationships were acquired as part of the acquisition of an apartment community. The resulting intangible assets are recorded at their estimated fair market values at the date of acquisition and amortized over the average remaining lease term of the acquired resident relationships. The adoption of SFAS No. 141 and SFAS No. 142 did not have a significant impact on our financial statements.

        In August 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations," (effective for us January 1, 2003) was issued. SFAS No. 143 requires that entities recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made.  We believe that the adoption of SFAS No. 143 will not have a significant impact on our financial statements.

        In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," (effective for us January 1, 2002) was issued. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and among other factors, establishes criteria beyond that previously specified in SFAS No. 121 to determine when a long-lived asset is to be considered as held for sale. The impairment provisions of SFAS No. 144 are similar to SFAS No. 121 and the adoption thereof did not have a significant impact on our financial statements.  As discussed further in Note 5, SFAS No. 144 also requires that the gains and losses from the disposition of certain real estate assets and the related historical operating results be reflected as discontinued operations in the statements of operations for all periods presented.  We redeploy capital through the reinvestment of asset disposition proceeds into our business in order to enhance total returns to shareholders.  Although net income is not affected, we expect to continue to reclassify results previously included in continuing operations to discontinued operations for any future qualifying dispositions in accordance with SFAS No. 144.

         In April 2002, SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections," was issued.  SFAS No. 145 (effective for us January 1, 2003), among other things, eliminates the requirement that all gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item. However, a gain or loss arising from such an event or transaction would continue to be classified as an extraordinary item if the event or transaction is both unusual in nature and infrequent in occurrence per the criteria in APB No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."  As part of the transition guidance, although net income would not be affected, gains and losses from debt extinguishment in prior periods that do not meet the criteria in APB No. 30 must be reclassified to continuing operations for all periods presented.  We adopted SFAS No. 145 in the first quarter of 2003 and, as a result, reclassified our fiscal 2002 extraordinary loss on early extinguishment of debt of $1.7 million to “unusual items” within continuing operations.  See Note 14.

          In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued. SFAS No. 146 requires the recording of costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.  We believe that the adoption of SFAS No. 146 will not have a significant impact on our financial statements.

         In November 2002, FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," was issued.  FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The disclosure requirements of FIN 45 are currently effective (see Note 6).  We will apply the initial recognition and initial measurement provisions of FIN 45 on a prospective basis for any guarantees issued or modified after December 31, 2002, but do not expect the adoption of FIN 45 to have a material impact on our financial statements.

       In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," was issued.  SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods for transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.  It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation.  We have adopted this standard effective for our fiscal year ended December 31, 2002, resulting in additional disclosures related to the Trust’s stock-based compensation plan as presented above under "stock options." This standard had no effect on our financial position or results of operations through December 31, 2002.  We intend to expense stock-based employee compensation under the fair value recognition provisions of SFAS No. 123 on a prospective basis beginning January 1, 2003.  Due to the Trust’s limited use of options as a form of compensation since 1999, we do not believe that the adoption of this accounting standard will have a significant impact on our financial statements.

       In January 2003, FIN 46, "Consolidation of Variable Interest Entities," was issued.  In general, a variable interest entity ("VIE") is an entity that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities.  Until now, a company generally has only consolidated another entity in its financial statements if it controlled the entity through voting interests.  FIN 46 changes that by requiring a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities or is entitled to receive a majority of the entity's residual returns or both.  The provisions of FIN 46 are to be applied effective immediately for VIEs created after January 31, 2003, and effective July 1, 2003 for VIEs created prior to February 1, 2003.  If it is reasonably possible that an enterprise will consolidate or disclose information about a VIE when FIN 46 becomes effective, the enterprise should make certain disclosures in all financial statements initially issued after January 31, 2003, regardless of the date on which the VIE was created.  We do not believe that it is reasonably possible that the adoption of FIN 46 will result in the consolidation of any previously unconsolidated entities.

5.  DISCONTINUED OPERATIONS

       We adopted SFAS No. 144 effective January 1, 2002 which requires, among other things, that the operating results of certain real estate assets which have been sold subsequent to January 1, 2002, or otherwise qualify as held for disposition (as defined by SFAS No. 144), be reflected as discontinued operations in the statements of operations for all periods presented. We sold three wholly-owned operating real estate assets during the first quarter of 2002, one wholly-owned operating real estate asset during the fourth quarter of 2002 and one wholly-owned operating real estate asset during the first quarter of 2003. We retained management of two of the assets sold during the first quarter of 2002. Due to our continuing involvement with the operations of the two assets sold that we retained management of, the operating results of these assets are included in continuing operations. The operating results for the three remaining wholly-owned assets sold during the first and fourth quarters of 2002  and first quarter of 2003 for which we did not retain management are reflected as discontinued operations in the accompanying statements of operations for all periods presented. Interest expense has been allocated to the results of the discontinued operations in accordance with EITF No. 87-24. We had no assets that qualified as held for disposition as defined by SFAS No. 144 at December 31, 2002 or 2001.

       Condensed financial information of the results of operations for the real estate assets sold reflected as discontinued operations is as follows:

	For the Years Ended December 31,
	2002	2001	2000
Total property revenues	$6,624	$9,180	$8,832
Property operating and maintenance expense (exclusive of items shown separately below) Real estate asset depreciation and amortization Interest expense Total expenses	2,846 1,201 815 4,862	3,611 1,991 1,027 6,629	3,415 1,908 1,066 6,389
Operating income from discontinued operations	1,762	2,551	2,443
Gain on disposition of discontinued operations	9,829	-	-
Income from discontinued operations	$11,591	$2,551	$2,443

6.   INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

      Our interests in the following unconsolidated joint ventures are accounted for using the equity method of accounting.  The other investors in these joint ventures are independent third parties.

	Ownership Interest as of December 31,
Joint Venture	2002	2001
Arbors of Harbortown JV ("Harbortown JV")	25.00%	25.00%
Gables Residential Apartment Portfolio JV ("GRAP JV")	20.00%	20.00%
Gables Residential Apartment Portfolio JV Two ("GRAP JV Two")	20.00%	20.00%
CMS Tennessee Multifamily JV ("CMS JV")	8.26%	8.26%

      Condensed financial information of the unconsolidated joint ventures is as follows:

Balance Sheet Summary:	December 31, 2002					December 31, 2001
	Harbor- town	GRAP	GRAP Two	CMS	Total	Total
Real estate assets Less: accumulated depreciation Net real estate assets Other assets Total assets	$16,201 (4,734) 11,467 3,294 $14,761	$47,821 (5,450) 42,371 857 $43,228	$96,824 (2,155) 94,669 1,851 $96,520	$63,709 (5,158) 58,551 2,988 $61,539	$224,555 (17,497) 207,058 8,990 $216,048	$283,883 (16,690) 267,193 10,027 $277,220
Mortgage debt Other liabilities Partners' capital Total liabilities and partners' capital	$16,350 715 (2,304) $14,761	$24,632 179 18,417 $43,228	$53,493 4,104 38,923 $96,520	$52,100 1,494 7,945 $61,539	$146,575 6,492 62,981 $216,048	$157,787 11,123 108,310 $277,220
Our investment in JV	$ 500	$4,129	$7,903	$ (276)	$12,256	$20,898

Income Statement Summary:	Years Ended December 31, .
	2002		2001	2000
Revenues Property operating and maintenance expense (exclusive of items shown separately below) Interest expense Depreciation and amortization expense Other expense Total expenses	$22,927 9,784 6,008 7,256 350 23,398		$23,617 10,170 7,933 6,981 806 25,890	$19,924 6,886 6,102 5,011 59 18,058

Income (loss) before gain on sale
Gain on sale of real estate assets
Income (loss) from continuing operations
Income (loss) from discontinued operations,
    including gain on sale
Net income

Our equity in income of  JV

	(471 - (471 16,920 $16,449 $2,900	) )	(2,273 12,170 9,897 1,008 $10,905 $242)	1,866 - 1,866 (407 $ 1,459 $399)

Arbors of Harbortown JV

       The Arbors of Harbortown JV was formed in May 1990 to develop, own and operate the Arbors of Harbortown community located in Memphis comprising 345 apartment homes.  We have a 25% ownership interest in this venture.  The Arbors of Harbortown apartment community is secured by a $16.4 million tax-exempt bond obligation which bears interest at a low-floater rate.  The credit enhancement for the bond obligation is provided by our venture partner and expires in May 2006.  The maturity date of the underlying bond issue is April 2013.  None of the bond indebtedness is recourse to us.

Gables Residential Apartment Portfolio JV

       The Gables Residential Apartment Portfolio JV (“GRAP JV”) was formed in March 1999 to develop, own and operate eight multifamily apartment communities comprising 2,471 apartment homes located in four of our markets.  Our economic ownership interest in the venture was 22% for the year ended December 31, 2002 and 20% for the period from inception to December 31, 2001.  During 1999, we contributed our interest in the land and development rights associated with these eight communities to the venture with a value of $81.5 million in return for (1) cash of $65.1 million and (2) an increase to our capital account in GRAP JV of $16.4 million.
       We serve as the managing member of the venture and have responsibility for all day-to-day operating matters.  We also serve as the property manager, developer and general contractor for construction activities.  The $238 million capital budget for the development of the eight communities was funded with 50% equity and 50% debt.  The equity component was funded 80% by our venture partner and 20% by us.  Our portion of the equity was funded through contributions of cash and property.  As of December 31, 2002, we had funded our total equity commitment of $23.8 million to the joint venture.

       On March 30, 2001, we acquired the membership interests of our venture partner in two of the stabilized communities comprising 532 apartment homes.  In April 2001, development and lease-up activities at Gables State Thomas Ravello comprising 290 apartment homes were suspended due to water infiltration issues, and all residents were subsequently relocated.  On September 28, 2001, we acquired the membership interest of our venture partner in this community.

       In March 2002, the venture sold an apartment community located in South Florida comprising 320 apartment homes and an apartment community located in Houston comprising 382 apartment homes.  In July 2002, the venture sold an apartment community located in Dallas comprising 222 apartment homes.  In September 2002, the venture sold an apartment community located in South Florida comprising 290 apartment homes.  Our share of the net proceeds after repayment of construction loan indebtedness of $46.7 million was $10.7 million, resulting in a gain of $2.6 million.

      The remaining community owned by the venture is secured by a construction loan.  The construction loan has a maturity of March 25, 2003, with a one-year extension option.  We expect the construction loan to be extended for a one-year period prior to maturity.   As of December 31, 2002, there was $24.6 million of indebtedness outstanding under this construction loan which currently bears interest at LIBOR plus 1.5%.  None of this indebtedness is recourse to us.

Gables Residential Apartment Portfolio JV Two

       The Gables Residential Apartment Portfolio JV Two (“GRAP JV Two”) was formed in March 2001 to develop, own and operate five multifamily apartment communities comprising 1,153 apartment homes, located in three of our markets.  Since inception, our economic ownership interest in the venture has been 20%.  During 2001, we contributed our interest in the land and development rights associated with three of these communities to the venture with a value of $23.1 million in return for (1) cash of $18.5 million and (2) an increase to our capital account in GRAP JV Two of $4.6 million. The venture subsequently acquired the parcels of land for the remaining two communities directly from the seller.

       We serve as the managing member of the venture and have responsibility for all day-to-day operating matters.  We also serve as the property manager, developer and general contractor for construction activities.  The capital budget for the development of the five communities is $118 million which is expected to be funded with equity of $51 million and debt of $67 million.  The equity component is being funded 80% by our venture partner and 20% by us.  Our portion of the equity will be funded through contributions of cash and property.  As of December 31, 2002, we had funded $8 million of our budgeted $10 million equity commitment to the joint venture.  As of December 31, 2002, construction was complete with respect to three of the communities and one of these completed communities had reached a stabilized occupancy level.

       Each of the five communities owned by the GRAP JV Two is secured by a construction loan.  The construction loans have initial maturity dates ranging from April 1, 2004 to June 5, 2005, with various extension options.  As of December 31, 2002, there was an aggregate of $53.5 million of indebtedness outstanding under these construction loans which currently bear interest at spreads over LIBOR ranging from 1.60% to 1.70%.  We have a limited payment guaranty on two of these construction loans with committed fundings aggregating $21.3 million.  Pursuant to the guaranty, we are obligated to pay to the lender a stipulated percentage of all amounts of principal, interest and any other indebtedness becoming due and payable on the loans that is not paid by the borrower, subject to a maximum guaranteed amount of $7.2 million.  At December 31, 2002, there is $8.3 million of principal outstanding under these loans and the portion of this principal that is recourse to us is $3.4 million.  These loans have initial maturity dates of October 2004 and June 2005 and have two extension options that if exercised would result in final maturity dates of April 2007 and June 2007, respectively.  There are no principal amortization requirements through the initial maturity dates.  The inability of the venture to pay any principal or interest under these loans when due would require us to perform under this guaranty obligation.  To the extent we are required to make a payment to the lender under the guaranty agreement, our venture partner would be obligated to pay us its share of that payment based on its ownership interest percentage in the venture.  We have not recorded a liability on our accompanying consolidated balance sheets in connection with this recourse obligation.

CMS Tennessee Multifamily JV

      In December 2000, we sold substantially all of our interests in three apartment communities located in Nashville and Memphis, comprising 1,118 apartment homes, to the CMS Tennessee Multifamily JV which was created to own and operate these apartment communities.  At inception, we had a 1% general partner interest and an 8% limited partner interest in this venture.  Our venture partner contributed additional capital to the venture in 2001 which diluted our limited partner interest to 7.26%.  Our initial capital investment in the joint venture of $1.0 million has been substantially offset by $1.0 million in eliminated gain associated with our minority interest ownership in the underlying assets sold.  Each of the three apartment communities owned by the venture is secured by a conventional fixed-rate loan with a maturity of January 2011.  As of December 31, 2002, there was an aggregate $52.1 million of indebtedness outstanding under these loans which bears interest at a rate of 7.22%.  None of this indebtedness is recourse to us.

Metropolitan Apartments JV

       The Metropolitan Apartments JV was formed in December 1993 to develop, own and operate the Gables Metropolitan Uptown community located in Houston comprising 318 apartment homes.  We held a 25% ownership interest in this venture through July 31, 2001.  On August 1, 2001, we acquired the 75% interest of our venture partner in the Gables Metropolitan Uptown community.

Related-Party Transactions and Relevant Accounting Policies

       Management fees for services provided to these unconsolidated joint ventures totaled $1,090, $1,276 and $931 for the years ended December 31, 2002, 2001 and 2000, respectively.  We provide development and construction services to the GRAP JV and GRAP JV Two in return for development and construction fees.  We calculate our net development profit associated with these services based on the fees contractually owed to us by the venture and the amount of direct internal overhead associated with the provision of such services that will be charged against those fees.  We then recognize into income 80% of the net development profit when earned using the percentage of completion method.  The remaining 20% is eliminated and classified as a reduction to our investment in joint venture account.  As general contractor, we are responsible for funding any construction cost overruns.  As general contractor and venture partner, we are entitled to an incentive fee on any construction cost savings.  During 1999, we had accrued $425 in incentive fees from the GRAP JV that were reversed in 2001 as a result of the cost overruns associated with the water infiltration issues at Gables State Thomas Ravello.  Development  and construction fees of $1,577, $2,092 and $2,368 for the years ended December 31, 2002, 2001 and 2000, respectively, were recognized in ancillary services revenues in the accompanying statements of operations.

      We generated a gain of $3.5 million in connection with our contribution of land and development rights to the GRAP JV Two.  We recognized 80% or $2.8 million of the gain into income when earned using the percentage of completion method.  The $0.7 million in eliminated gain has been classified as a reduction to our investment in joint venture account.  During the years ended December 31, 2002 and 2001, we recognized $1.2 million and $1.6 million, respectively, of the $2.8 million gain.  We generated a gain of $10.9 million in connection with the sale of our real estate asset interests to the CMS JV.  We recognized 91% or $9.9 million of the gain into income on the December 2000 sale date.  The $1.0 million in eliminated gain has been classified as a reduction to our investment in joint venture account.  There was no gain or loss in connection with the contribution of land and development rights to the GRAP JV.

       We record our share of income from unconsolidated joint ventures based on our economic ownership interest therein, after making any necessary adjustments to conform to our accounting policies. The gain on sale of real estate assets by the GRAP JV of $12,170 in 2001 pertains entirely to sales of real estate assets from the venture to us.  We eliminated our share of the gain on sale in consolidation and, as a result, our equity in income of joint ventures of $242 in 2001 excludes our share of the gain.

       Our investment in joint ventures is based on the fair value of our cash and real estate asset contributions thereto and includes capitalized interest on our investment account during the construction period of the underlying real estate assets.  Eliminations of any development and construction fees and gains, as applicable, associated with our minority ownership interest in the joint ventures are classified as a reduction to our investment in joint ventures.

       The initial basis in the real estate assets we acquired from our joint ventures is equal to the purchase price paid to the venture or venture partner, as applicable, after elimination of our share of any underlying gain.  In addition, other outside basis differences associated with capitalized interest and the 20% development and construction fee eliminations are included in real estate assets.

7.  NOTES PAYABLE

Notes payable consist of the following:

December 31,
2002	2001

Unsecured senior notes payable
Tax-exempt variable-rate notes payable
Secured conventional fixed-rate notes payable
Unsecured variable-rate credit facilities
Unsecured conventional fixed-rate notes payable
Unsecured tax-exempt fixed-rate notes payable
Secured tax-exempt fixed-rate notes payable
Secured variable-rate construction loans
         Total notes payable

$470,000 170,955 137,351 75,608 31,151 48,365 20,755 4,389 $958,574	$250,000 170,955 139,143 132,904 114,919 - 69,310 - $877,231

Unsecured Senior Notes Payable

        In March 1998, we issued $100,000 of senior unsecured notes which bear interest at 6.80%, were priced to yield 6.84% and mature in March 2005. In October 1998, we issued (1) $50,000 of senior unsecured notes which bore interest at 6.55%, were priced to yield 6.59%, and matured in October 2000 and (2) $15,000 of senior unsecured notes which bore interest at 6.60%, were priced at par, and matured in October 2001. We repaid the $50,000 and $15,000 notes at maturity.  In February 2001, we issued $150,000 of senior unsecured notes which bear interest at 7.25%, were priced to yield 7.29% and mature in February 2006.  In July 2002, we issued $180,000 of senior unsecured notes which bear interest at 5.75%, were priced to yield 5.81% and mature in July 2007.  In September 2002, we issued $40,000 of senior unsecured notes in two series in a private placement to an institutional investor: $30,000 of notes which bear interest at 5.86% and mature in September 2009 and $10,000 of notes which bear interest at 6.10% and mature in September 2010.

Tax-Exempt Variable-Rate Notes Payable Totaling $44,930

        At December 31, 2002 and 2001, the variable-rate mortgage notes payable securing tax-exempt bonds totaling $44,930 were comprised of four loans, each of which is collateralized by an apartment community included in real estate assets. These bonds bear interest at variable rates of interest that are adjusted weekly based upon a negotiated rate. The interest rates in effect at both December 31, 2002 and 2001 were 1.6%.  Effective interest rates were 1.4%, 2.7% and 4.2% for the years ended December 31, 2002, 2001 and 2000, respectively.  From October 1997 to February 2003, the bonds were enhanced by four letters of credit provided by a $45,820  letter of credit facility that had a maturity date of October 2003.  The fee for the letters of credit under this facility was 0.95% per annum.

      In February 2003, the $45,820 of letters of credit were reissued under our $252 million credit facility with a maturity date of May 2005.  The fee for the letters of credit under this facility is currently 0.95% per annum.  Three of the underlying bond issues mature in December 2007 and the fourth matures in August 2024.

Tax-Exempt Variable-Rate Notes Payable Totaling $126,025

      We have seven variable-rate bond issues totaling $126,025 at December 31, 2002 and 2001 that were assumed in connection with the South Florida acquisition.  One of these bond issues for $10,085 was refinanced in August 2000 from a fixed rate of 4.75% to a variable rate.  Another of these bond issues for $10,800 was refinanced in April 2001 from a fixed rate of 4.75% to a variable rate.  At December 31, 2002 and 2001, the interest rates on these variable-rate bonds averaged 1.4% and 1.5%,  respectively.   Effective interest rates averaged 1.4%, 2.7% and 4.2% for the years ended December 31, 2002, 2001 and 2000, respectively.   These bond issues are enhanced by letters of credit provided by a $138,816 letter of credit facility entered into on April 1, 1998.  The fee for the letters of credit under this facility is 1.0% per annum. The facility has an initial term of ten years with three five-year extension options and is collateralized by (1) each apartment community induced for tax-exempt financing for which a letter of credit is issued and outstanding and (2) two additional communities. The maturity dates of the underlying bond issues range from December 2005 to April 2036.

Secured Conventional Fixed-Rate Notes Payable

      At December 31, 2002 and 2001, the fixed-rate notes payable were comprised of nine loans collateralized by 12 apartment communities included in real estate assets.  The interest rates on these notes payable range from 6.75% to 8.77% (weighted average of 7.72%) and the maturity dates range from February 2004 to December 2015.  Principal amortization payments are required for seven of the nine loans based on amortization schedules ranging from 25 to 30 years.

$252 Million Credit Facility

       At December 31, 2002 and 2001, we had $40,000 and $80,000, respectively, of borrowings outstanding under our $225 million unsecured revolving credit facility provided by a syndicate of banks.   These borrowings bore interest at rates of 1.91% and 3.11% at December 31, 2002 and 2001, respectively.  In February 2003, we closed a modification to this credit facility which, among other things, increased the committed capacity thereunder to $252 million from $225 million.  We have the option to further increase the capacity under the facility to $300 million from $252 million to the extent banks (from the syndicate or otherwise) agree to provide the additional commitment. The facility currently has a maturity date of May 2005. Borrowings under the $252 million facility currently bear interest at our option of LIBOR plus 0.95% or prime minus 0.25%. Such scheduled interest rates may be adjusted up or down based on changes in our senior unsecured credit ratings and our leverage ratios. We may also enter into competitive bid loans with participating banks for up to $126 million at rates below the scheduled rates. In addition, we pay an annual facility fee currently equal to 0.20% of the $252 million commitment.  In February 2003, $45,820 of letters of credit enhancing four tax-exempt variable rate notes payable totaling $44,930 were reissued under this facility.

$75 Million Borrowing Facility

      We have a $75 million unsecured borrowing facility with a bank that currently has a maturity date of May 2005.   The interest rate and maturity date related to each advance under this facility is agreed to by both parties prior to each advance.  At December 31, 2002 and 2001, we had $34,723 and $52,192, respectively, in borrowings outstanding under this facility at an interest rate of 1.85% and 2.7%, respectively.

$10 Million Credit Facility

      At December 31, 2001, we had a $25 million unsecured revolving credit facility with a bank.  In December 2002, the availability under the facility was decreased to $10 million.  The facility currently has a maturity date of December 2003 with unlimited one-year extension options.   Borrowings under this facility bear interest at the same scheduled interest rates as the $252 million credit facility described above.   At December 31, 2002 and 2001, we had $885 and $712, respectively,  in borrowings outstanding under this facility at an interest rate of 2.35% and 2.97%, respectively.

Unsecured Conventional Fixed-Rate Notes Payable

      At December 31, 2001, the unsecured fixed-rate notes payable totaling $114,919 were comprised of four loans.  During 2002, an $82.5 million loan that bore interest at a rate of 8.3% was retired in connection with the issuance of $40 million of senior unsecured notes and $40 million of Series C Preferred Shares.  The three remaining notes payable totaling $31,151 at December 31, 2002 have interest rates that range from 5.25% to 8.62% (weighted average of 8.38%) and maturity dates that range from December 2007 to November 2018. Principal amortization payments are required based on amortization schedules ranging from 20 to 30 years.

Secured and Unsecured Tax-Exempt Fixed-Rate Notes Payable

       At December 31, 2002 and 2001, the tax-exempt fixed-rate indebtedness was comprised of three loans. One loan outstanding at December 31, 2002 and 2001 represents a bond issuance with a principal balance of $48,365 that was collateralized by three communities induced for tax-exempt financing and three additional communities through May 2002.  In May 2002, we called these bonds which had an interest rate of 6.375% and reissued the bonds on an unsecured basis at an interest rate of 4.75% with a maturity date of July 2004. In connection with the early extinguishment of the debt, we incurred a prepayment penalty of $1,451 and wrote-off unamortized deferred loan costs of $236. Such charges totaling $1,687 were originally reflected as an extraordinary loss in the accompanying consolidated statements of operations in accordance with accounting rules in effect at that time.  See Note 14.  The called bonds required monthly principal amortization payments based on a 30-year amortization schedule that were retained in an escrow account and were not applied to reduce the outstanding principal balance of the loan. Such principal payments held in escrow totaling $4,121 were released in May 2002. There are no required principal amortization payments on the reissued bonds. This refinancing transaction allowed us to improve our debt constant by 2.75%, unencumber six communities comprising 2,028 apartment homes and achieve a net present value result. The three underlying tax-exempt bond issues mature in July 2024.

       The second loan, with an outstanding principal balance of $10,930 and $11,120 as of December 31, 2002 and 2001, respectively, represents a tax-exempt bond financing secured by one apartment community. The bond issue, which has a maturity date of January 2025, was credit enhanced for an annual fee of 0.60% and bears interest at a rate of 7.03%. Monthly escrow payments are required each year based on the annual principal payment due to the bondholders.

        The third loan represents a tax-exempt bond issue for $9,825 assumed in connection with the South Florida acquisition that bears interest at a rate of 4.65% and is enhanced by the $138,816 letter of credit facility described above. The bonds have a maturity date of February 2004 and do not require principal amortization payments.

Secured Variable-Rate Construction Loans

       We have committed fundings under four construction-related financing vehicles for two wholly-owned development communities totaling $42,972 from a bank. At December 31, 2002, we had drawn $4,389 under these vehicles and therefore have $38,583 of remaining capacity. Borrowings under two of these vehicles with committed fundings totaling $39,065 bear interest at LIBOR plus 1.50% and borrowings under the remaining two vehicles with committed fundings totaling $3,907 bear interest at the greater of LIBOR plus 3.0% or 7.5%. Borrowings under these secured financing vehicles are made pari passu with each advance and bear interest at a weighted average rate of 3.25% at December 31, 2002.

Maturities

     The following information relating to the aggregate maturities of our notes payable at December 31, 2002 is presented on  a pro forma basis to reflect the February 2003 reissuance of the letters of credit enhancing $44,930 of tax-exempt bonds under the $252 million credit facility with a maturity date of May 2005.

2003 2004 2005 2006 2007 2008 and thereafter Total	$1,925 78,426 243,522 204,894 249,673 180,134 $958,574

     The indebtedness outstanding under each of our credit facilities is reflected in the preceding table using the May 2005 maturity date of our $252 million credit facility.  Outstanding indebtedness for each tax-exempt bond issue is reflected in the preceding table using the earlier of the related bond maturity date or the bond enhancement facility maturity date, as applicable.

Restrictive Covenants

       Our secured and unsecured debt agreements generally contain representations, financial and other covenants and events of default typical for each specific type of facility or borrowing.

       The indentures under which our publicly traded and other unsecured debt securities have been issued contain the following limitations on the incurrence of indebtedness: (1) a maximum leverage ratio of 60% of total assets; (2) a minimum debt service coverage ratio of 1.50:1; (3) a maximum secured debt ratio of 40% of total assets; and (4) a minimum amount of unencumbered assets of  150% of total unsecured debt.  Our indentures also include other affirmative and restrictive covenants.

       Our ability to borrow under our unsecured credit facilities and secured construction loans is subject to our compliance with a number of financial covenants, affirmative covenants and other restrictions on an ongoing basis.  The principal financial covenants impacting our leverage are: (1) our total debt may not exceed 60% of our total assets; (2) our annualized interest coverage ratio may not be less than 2.0:1; (3) our annualized fixed charge coverage ratio may be not less than 1.75:1; (4) our total secured debt may not exceed 35% of our total assets, and the recourse portion of our secured debt may not exceed 10% of our total assets; (5) our unencumbered assets may not be less than 175% of our total unsecured debt; (6) our tangible net worth may not be less than $600 million; and (7) our floating rate debt may not exceed 30% of our total assets.  Such financing vehicles also restrict the amount of capital we can invest in specific categories of assets, such as unimproved land, properties under construction, non-multifamily properties, debt or equity securities, and unconsolidated affiliates.

         In addition, we have a covenant under our unsecured credit facilities and secured construction loans that restricts our ability to make distributions in excess of stated amounts, which in turn restricts the Trust’s ability to declare and pay dividends.  In general, during any fiscal year, we may only distribute up to 100% of our consolidated income available for distribution.  This provision contains an exception to this limitation to allow us to make any distributions necessary to (1) allow the Trust to maintain its status as a REIT or (2) distribute 100% of the Trust’s taxable income.  We do not anticipate that this provision will adversely affect our ability to make distributions sufficient for the Trust to pay dividends under its current dividend policy.

       Our credit facilities, construction loans and indentures are cross-defaulted and also contain cross default provisions with other of our material indebtedness.  We were in compliance with covenants and other restrictions included in our debt agreements as of December 31, 2002.  The indentures and the $252 million credit facility agreement containing the financial covenants discussed above, as well as the other material terms of our indebtedness, including definitions of the many terms used in and the calculations required by financial covenants, have been filed with the Commission as exhibits to our periodic or other reports.

       The tax-exempt bonds contain certain covenants which require a certain percentage of the apartments in such communities to be rented to individuals based upon income levels specified by U.S. government programs.

Pledged Assets

      The aggregate net book value at December 31, 2002 of real estate assets pledged as collateral for indebtedness was $433,531.

8. COMMITMENTS AND CONTINGENCIES

Development and Construction Commitments

       We currently have seven communities under development that are expected to comprise 2,015 apartment homes upon completion and an indirect 20% ownership interest in two development communities that are expected to comprise 373 apartment homes upon completion.  The estimated costs to complete the development of these assets total $149 million at December 31, 2002, including $2 million of costs that we are obligated to fund for the co-investment development communities.  These costs are expected to be initially funded by $39 million in construction loan proceeds and $110 million in borrowings under our credit facilities.

       We have letter of credit and performance obligations of approximately $10.7 million related to our wholly-owned development and construction activities.  As the related development and construction activities are completed, such obligations will be reduced accordingly.

       We are currently serving as general contractor for the construction of four apartment communities for third parties and unconsolidated joint ventures under "cost plus a fee" contracts with guaranteed maximum prices on the costs of construction of approximately $65 million in aggregate.  The construction of these assets was 34% complete in aggregate at December 31, 2002.  Under these contracts, we are obligated to fund any construction cost overruns that are not recovered through a change order.  In addition, we are entitled to a share of the savings generated under these contracts, if any, in the form of an incentive fee.

Ground Leases

      We are party to two long-term ground leases for two apartment communities in Austin with initial terms expiring in 2044 and 2065. We have paid the ground lease rent in full for these leases through the initial term. The prepaid lease payments, net of accumulated amortization, are included in other assets, net in the accompanying balance sheets. We are party to a long-term ground lease for an apartment community in Atlanta with an initial term expiring in 2075. The payments under this lease are made on a monthly basis. Future minimum lease payments and rent expense for these ground leases are not material.

Office Leases

      We are party to operating leases for office space with various terms. Future minimum lease payments and rent expense for such leases are not material.

Contingencies

      The entities comprising Gables Realty Limited Partnership are subject to various legal proceedings and claims that arose in the ordinary course of business.  We believe that these matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our financial statements.

9.   DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      Disclosure about the estimated fair value of financial instruments is based on pertinent information available to us as of December 31, 2002 and 2001.   Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and current estimates of fair value may differ significantly from the amounts presented herein.

      We estimate that the fair value of our cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and security deposits approximates the carrying value due to the relatively short term nature of these instruments.

      Notes payable with an aggregate carrying value of $958,574 and $877,231 had an estimated fair value of $1,015,320 and $906,777 at December 31, 2002 and 2001, respectively. The estimated fair value of our notes payable is based on a discounted cash flow analysis using current borrowing rates for notes payable with similar terms and remaining maturities. Such fair value is subject to changes in interest rates. Generally, the fair value will increase as interest rates fall and decrease as interest rates rise.

10.  EARNINGS PER UNIT

       Basic earnings per Unit are computed based on net income available to common unitholders and the weighted average number of common Units outstanding.  Diluted earnings per Unit reflect the assumed issuance of common Units under the Trust’s share option and incentive plan. The numerator and denominator used for both basic and diluted earnings per Unit computations are as follows:

	Years Ended December 31,
Basic and diluted income available to common unitholders (numerator):	2002	2001	2000
Income from continuing operations (net of preferred distributions) - basic and diluted	$49,156	$66,772	$71,495
Income from discontinued operations - basic and diluted	$11,591	$2,551	$2,443
Net income available to common unitholders - basic and diluted	$60,747	$69,323	$73,938
Common Units (denominator):
Average Units outstanding - basic Incremental Units from assumed conversions of: Stock options Other Average Units outstanding - diluted	30,571 106 7 30,684	30,153 155 6 30,314	30,365 70 4 30,439

      Options to purchase 578  and 1,130 shares were outstanding at December 31, 2002 and 2000, respectively,  but were not included in the computation of diluted earnings per Unit because the effect was anti-dilutive.  There were no anti-dilutive options outstanding at December 31, 2001.

11. SEGMENT REPORTING

      Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our senior management group.

      We own, operate and develop multifamily apartment communities in major markets located in Texas, Georgia, Florida, Washington, D.C. and Tennessee.  Such apartment communities generate rental revenue and other income through the leasing of apartment homes to a diverse base of residents.  The operating performance of each of our communities is affected by the supply and demand dynamics within the immediate submarket or neighborhood of the major market that each community is located in.  We evaluate the performance of each of our apartment communities on an individual basis. However, because each of our apartment communities has similar economic characteristics, residents, and products and services, our apartment communities have been aggregated into one reportable segment. This segment comprises 93% of our total revenues for each of the three years in the period ended December 31, 2002.

       The primary financial measure for our reportable business segment is NOI, which represents total property revenues less property operating and maintenance expenses.  Property operating and maintenance expenses represent direct property operating and maintenance expenses as reflected in our accompanying statements of operations and exclude certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense.  These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations.  NOI is also used by industry analysts and investors to measure operating performance of our apartment communities. Current year NOI is compared to prior year NOI and current year budgeted NOI as a measure of financial performance. The NOI yield or return on total capitalized costs is an additional measure of financial performance. NOI from our wholly-owned apartment communities included in continuing operations is as follows:

	Years Ended December 31, .
	2002	2001	2000
Total property revenues Less: Property operating and maintenance expenses	$219,640 78,354	$225,498 74,147	$220,957 72,029
Net operating income (NOI)	$141,286	$151,351	$148,928

      Below is a reconciliation of NOI to income from continuing operations before equity in income of joint ventures and gain on sale (this caption in the accompanying statements of operations is the most directly comparable GAAP measure to NOI).

	Years Ended December 31, .
	2002	2001	2000
Net operating income (NOI)	$141,286	$151,351	$148,928

Less other expenses:
Real estate asset depreciation and amortization	(46,698)	(45,614)	(41,921)
Property management – owned	(6,334)	(5,957)	(5,968)
Property management – third party	(6,563)	(5,180)	(4,039)
Ancillary services	(5,236)	(5,806)	(4,916)
Interest expense and credit enhancement fees	(43,656)	(43,663)	(44,473)
Amortization of deferred financing costs	(1,336)	(1,038)	(895)
General and administrative	(7,377)	(7,209)	(7,154)
Corporate asset depreciation and amortization	(1,722)	(820)	(671)
Unusual items	(1,687)	(8,847)	-
Total other expenses	(120,609)	(124,134)	(110,037)

Add other revenues:
Property management revenues	7,309	6,317	5,241
Ancillary services revenues	8,317	8,433	9,711
Interest income	378	747	1,029
Other revenues	700	569	840
Total other revenues	16,704	16,066	16,821

Income from continuing operations before equity in income of joint ventures and gain on sale	$37,381	$43,283	$55,712

        All other measurements for our reportable business segment are disclosed in our consolidated financial statements.

        We also provide management, development and construction, corporate apartment home and brokerage services to third parties and unconsolidated joint ventures. These operations, on an individual and aggregate basis, do not meet the quantitative thresholds for segment reporting set forth in SFAS No. 131.

12.   PROFIT SHARING PLAN

      Eligible employees may participate in a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. Under the plan, employees may defer a portion of their salary on a pre-tax basis. We also make discretionary matching contributions currently equal to 50% of an employee's first 4% salary deferral contribution. Expenses under this plan for the years ended December 31, 2002, 2001 and 2000 were not material.

      During January 1996, we added the Gables Residential Trust Stock Fund as an investment option under the plan. The fund is comprised of the Trust’s common shares. In connection with the addition of this fund to the plan, 100 common shares were registered for issuance under the plan. The plan trustee will purchase the Trust’s common shares for the fund at the direction of the plan investment committee, either on the open market or directly from the Trust.

13. 1994 SHARE OPTION AND INCENTIVE PLAN AND OTHER SHARE GRANTS

      The Trust adopted the 1994 Share Option and Incentive Plan to provide incentives to officers, employees and non-employee trustees. The plan provides for the grant of options to purchase a specified number of common shares and the grant of restricted or unrestricted common shares.  The total number of shares reserved for issuance under the plan, as amended, is the greater of 2,953 shares or 9% of the total number of outstanding common shares and Units. At December 31, 2002, the number of shares reserved for issuance was 2,953. The number of common shares which may be issued as restricted or unrestricted shares is equal to 50% of the number of shares available for issuance under the plan at such time.  We will issue a Unit for each common share of the Trust under the plan. See Note 4 for a discussion of stock options issued under the plan.

      The Trust has made the following grants of unrestricted shares and restricted shares:

Grant Date	Unrestricted Shares Granted	Restricted Shares Granted	Total	Per Share Grant Value	General Vesting Period for Restricted Shares
02-97 02-98 04-98 02-99 02-99 04-99 11-99 01-00 03-00 03-00 10-00 02-01 02-01 10-01 02-02 05-02 11-02 11-02 03-03	23 13 3 11 5 9 2 12 6 3 2 12 1 2 24 1 - 1 11	46 40 9 34 9 19 16 36 20 5 13 36 2 13 47 1 1 12 36	69 53 12 45 14 28 18 48 26 8 15 48 3 15 71 2 1 13 47	$25.8750 26.6875 27.0625 23.2500 23.2500 21.9375 24.6250 22.6250 21.8750 21.8750 25.8125 27.3000 27.3000 26.9500 29.7500 30.3000 23.7100 23.7100 25.4000

Two equal annual installments, beginning 1-1-98
Three equal annual installments, beginning 1-1-99
Three equal annual installments, beginning 4-1-99
Three equal annual installments, beginning 1-1-00
Two equal annual installments, beginning 1-1-00
Two equal annual installments, beginning 4-1-00
One installment, on 12-1-02
Three equal annual installments, beginning 1-1-01
Three equal annual installments, beginning 1-1-01
Two equal annual installments, beginning 1-1-01
One installment, on 12-1-03
Three equal annual installments, beginning 1-1-02
Two equal annual installments, beginning 1-1-02
One installment, on 12-1-04
Three equal installments, beginning 1-1-03
Three equal installments, beginning 1-1-03
Three equal installments, beginning 1-1-03
One installment, on 12-1-05
Three equal annual installments, beginning 1-1-04

Total	141	395	536

       All of the share grants have been made under the plan with the exception of the February 2001, February 2002 and March 2003 grants, which were satisfied with shares acquired by the Trust pursuant to its common equity repurchase program.

      The value of the unrestricted shares granted is recorded as long-term compensation expense in the year the related service was provided. Upon issuance of the share grants, the value of the shares issued is recorded to partners’ capital and the value of the restricted shares is recorded as a reduction of partners’ capital as deferred compensation. Such deferred compensation is amortized ratably over the term of the vesting period.  Long-term compensation expense included in general and administrative expense in the accompanying consolidated statements of operations was $1,230, $1,331 and $1,128 for the years ended December 31, 2002, 2001 and 2000, respectively.

14.  UNUSUAL ITEMS

       In May 2002, we called $48,365 of secured tax-exempt bond indebtedness with an interest rate of 6.375% and re-issued the bonds on an unsecured basis at a fixed interest rate of 4.75%. In connection with the early extinguishment of debt, we incurred a prepayment penalty of $1,451 and wrote-off unamortized deferred financing costs totaling $236. Such charges totaling $1,687 were originally reflected as an extraordinary loss in the accompanying consolidated statements of operations in accordance with accounting rules in effect at that time.  In connection with the adoption of SFAS No. 145 (see Note 4) we reclassified the charges totaling $1,687 to "unusual items" within continuing operations.

       Unusual items of $8,847 in 2001 are comprised of  (1) a $5,006 charge associated with the write-off of building components at Gables State Thomas Ravello that are being replaced in connection with a remediation program, (2) $2,200 of severance charges, (3) $920 in reserves associated with certain technology investments and (4) $721 of abandoned real estate pursuit costs resulting from September 2001 events which impacted the U.S. economy.

       The $2,200 severance charge in 2001 is associated with organizational changes adopted in the fourth quarter of 2001, including (1) the departure of the chief investment officer effective January 1, 2002, who became entitled to severance benefits in accordance with the terms of his employment agreement and (2) the departure of two senior vice presidents effective in early 2002.  These severance costs were paid in 2002 and included approximately $400 of deferred compensation related to the accelerated vesting of restricted shares unvested at the effective date of separation and approximately $730 related to the modification of certain outstanding share options to extend the exercise period and accelerate the vesting thereof.

15. RELATED-PARTY TRANSACTIONS

        Transactions with our unconsolidated joint ventures are disclosed in Note 6.

        On September 1, 2000, we acquired an apartment community located in Austin comprising 160 apartment homes from a partnership in which our chairman, president and chief executive officer held a 15% limited partnership interest. In consideration for such community, we paid $5.7 million in cash and assumed a $14.1 million secured fixed-rate note. The purchase price and other terms of this transaction were negotiated at arms' length between us and representatives of the seller.

16. QUARTERLY FINANCIAL INFORMATION (Unaudited)

      The operating results of three wholly-owned real estate assets sold during the first and fourth quarters of 2002 and the first quarter of 2003 are reflected as discontinued operations in the statements of operations for all periods presented in this report as further discussed in Note 5.  As a result, we are presenting the quarterly financial information to reflect the reclassification of the operating results of these assets to discontinued operations, which differs from the basis of presentation in our financial statements previously filed in our quarterly reports on Form 10-Q.

      In addition, during the first quarter of 2002, an operating real estate asset owned by the GRAP JV (an unconsolidated joint venture described in Note 6) was sold.  Because we did not continue to manage the asset subsequent to the sale, we reflected our share of the operating results of the asset as discontinued operations in our financial statements previously filed in our quarterly reports on Form 10-Q.  Upon further consideration of the technical issues involved, during the fourth quarter of 2002, we determined that our share of the results of operations associated with assets sold by unconsolidated joint ventures should not be classified as discontinued operations.  Accordingly, we are presenting the quarterly financial information to reflect our share of the operating results of the asset within continuing operations, which differs from the previously reported quarterly results.

     Quarterly financial information for the years ended December 31, 2002 and 2001, as revised to reflect the changes noted above is as follows:

Year Ended December 31, 2002
First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total revenues
Gain on sale of previously depreciated operating real estate assets
Gain on sale of land and development rights
Unusual items
Income from continuing operations
Income from discontinued operations
Net income
Net income available to common unitholders
Net income per common Unit - basic (a)
Net income per common Unit - diluted

$59,823 17,906 1,339 - 32,817 2,749 35,566 32,045 1.05 1.04	$58,285 - 462 1,687 9,027 467 9,539 6,019 0.20 0.19	$59,311 - 267 - 10,187 460 10,647 8,478 0.28 0.28	$58,925 - 32 - 8,211 7,915 16,126 14,205 0.47 0.47

(a)  The total of the four quarterly amounts for net income per common Unit does not equal the net income per common Unit for the year ended December 31, 2002. The difference results from the use of a weighted average to compute the number of common Units outstanding for each quarter and for the year.

 Year Ended December 31, 2001

First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Total revenues
Gain on sale of previously depreciated operating real estate assets
Gain on sale of land and development rights
Unusual items
Income from continuing operations
Income from discontinued operations
Net income
Net income available to common Unitholders
Net income per common Unit - basic
Net income per common Unit – diluted

$57,267 - 1,638 400 14,210 635 14,845 11,324 0.38 0.38	$60,592 7,386 580 - 21,796 605 22,401 18,881 0.63 0.62	$62,231 - 515 6,247 7,637 639 8,276 4,755 0.16 0.16	$61,474 26,724 487 2,200 37,212 672 37,884 34,363 1.13 1.13

17.  SUBSEQUENT EVENTS

        In February 2003, we sold an apartment community located in Dallas comprising 300 apartment homes.  The net proceeds from this sale were $18.7 million and were used to paydown outstanding borrowings under our interim financing vehicles. The gain from the sale of this community was $5.0 million.  This apartment community did not qualify as held for disposition as defined by SFAS No. 144 at December 31, 2002.

       On February 20, 2003, we acquired an apartment community located in Austin that is subject to a long-term ground lease and is comprised of 239 apartment homes and 7,366 square feet of retail space for approximately $30.2 million in cash.  The acquisition was financed through borrowings under our interim financing vehicles.

        In February 2003, we closed a modification to our $225 million credit facility increasing the capacity thereunder to $252 million, among other things.  See Note 7.